EXHIBIT (b)

Loan Agreement

as of [●] October 2022

by

EDIFICIO DEL NOROESTE, SA DE CV,

as Borrower,

THE ENTITIES LISTED IN ANNEX "A",

as Joint Obligors,

THE ENTITIES LISTED IN ANNEX "B",

as Lenders and Structuring Agents,

SCOTIABANK INVERLAT, SA, INSTITUCION DE BANCA MULTIPLE,

GRUPO FINANCIERO SCOTIABANK INVERLAT

as Administrative Agent

and

BANCO NACIONAL DE MEXICO, SA, INTEGRANTE DEL

GRUPO FINANCIERO BANAMEX, DIVISION FIDUCIARIA

as Guarantee Agent

INDEX

BACKGROUND	4
DECLARATIONS	4
CLAUSES	14
FIRST. Definitions	14
SECOND. Opening of THE LOAN	25
THIRD. Loan Disposition Form	25
QUARTER. Commissions	27
FIFTH. Interest	27
SIXTH. Default interest	29
SEVENTH. LOAN Amortization	29
EIGHTH. Advance Payments	29
NINTH. Place and Form of Payment	30
TENTH. Joint Obligation	31
ELEVENTH. Obligations to Do	32
TWELFTH. Obligations not to do	38
THIRTEENTH. Conditions for LOAN Drawdown	41
FOURTEENTH. Causes of Early Maturity	45
FIFTEENTH. Illegality; Increase in Costs	48
SIXTEENTH. Discount; Assignments	49
SEVENTEENTH. Compensation	50
EIGHTEENTH. LOAN Information	50
NINETEENTH. Executive Title	52
TWENTIETH. Agents; Majorities	52
TWENTY-FIRST. Notifications :	54
TWENTY SECOND. Applicable Legislation	56
TWENTY THIRD. Jurisdiction	56
TWENTY FOURTH. Costs and Expenses	56
TWENTY FIFTH. Compensation	56
TWENTY SIXTH. Amendments and Waivers	57
TWENTY SEVENTH. Permitted Investments	58
TWENTY EIGHTH. Legal Prohibitions	60
TWENTY NINTH. Risk Management	60
THIRTY. Exemplars	61
THIRTY FIRST. Headers	61
THIRTY SECOND. Annexes	61
THIRTY-THIRD. Complaint	61
THIRTY FOURTH	61

LIST OF ANNEXES

Exhibit “A”	Joint Obligors

Exhibit “B”	Lenders, Structuring Agents and Commitments

Exhibit “C”	Litigation

Exhibit “D”	Disposition Notification Form

Exhibit “E”	Promissory Note Form

Annex “F”	Accession Agreement Format Additional Joint Obligors

Annex “G”	Stock Pledge Agreement Format

Exhibit “H-1”	Legal Opinion Form of Bufete Robles Miaja, SC – Signature Date

Schedule “H-2”	Legal Opinion Format of Bufete Robles Miaja, SC – Date of First Disposition

Schedule “I”	Letter of Loan Information Authorization

LOAN AGREEMENT (THE " LOAN AGREEMENT ") ENTERED INTO BY EDIFICIO DEL NOROESTE , SA DE CV , AS BORROWER (TOGETHER WITH ITS SUCCESORS AND ASSIGNS, THE " BORROWER "); EACH OF THE PERSONS LISTED IN SCHEDULE “A” OF THIS AGREEMENT AS JOINT OBLIGORS (EACH, A “JOINT OBLIGOR” AND JOINTLY THE “JOINT OBLIGORS”); THE PERSONS LISTED IN SCHEDULE “B” OF THIS AGREEMENT, AS LENDERS (EACH ONE, A “ LENDER ” OR “CREDITOR” AND TOGETHER THE “ LENDERS ” OR “CREDITORS”) AND JOINT STRUCTURAL AGENTS (AS SUCH, THE “ STRUCTURE AGENTS ”); SCOTIABANK INVERLAT, SA, INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT AS ADMINISTRATIVE AGENT (IN SUCH CAPACITY, TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, THE “ ADMINISTRATIVE AGENT ”), AND BANCO NACIONAL DE MÉXICO, SA, INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, DIVISION FIDUCIARIA, AS GUARANTEE AGENT (IN SUCH CAPACITY, TOGETHER WITH ITS SUBSIDIARIES AND ASSIGNS, THE " GUARANTEE AGENT "), IN ACCORDANCE WITH THE FOLLOWING DECLARATIONS AND CLAUSES:

BACKGROUND

I.              WHEREAS , the Borrower intends to acquire Series "B" shares representing the Capital Stock (as defined below) of Industrias Bachoco, S.A.B. de C.V. ("IBSA") representing up to 27% (twenty-seven percent ) of the outstanding Capital Stock of IBSA, through one or more Public Acquisition Offers (as defined below) and, if applicable, open market operations (hereinafter, the “ Acquisition ”); and

II.             WHEREAS, the Borrower has requested the Lenders to make available to it a simple loan for the Total Amount of the Loan (as defined below), to finance the Acquisition resulting from the Tender Offers.

DECLARATIONS

I.            The Borrower declares, through its legal representative, that:

(a)            The resources used and that will be used for the fulfillment of the payment obligations of this Loan Agreement and the other Loan Documents are of legal origin and it is obliged to provide the Agents and the Lenders with the information that is required in the terms and conditions established in this Loan Agreement, provided that it is necessary to comply with the provisions of article 115 of the Law of Loan Institutions and in the general provisions that emanate from it. Likewise, it declares that it is aware of the content and scope of the sanctions set forth in Article 112 of the Law of Loan Institutions, related to Chapter IV referring to crimes against Loan Institutions.

(b)            It is a company with variable capital legally constituted in accordance with the laws of the United Mexican States (“Mexico”), fully empowered in accordance with its corporate purpose to enter into the Loan Documents (as defined below) and to assume the obligations established in the Loan Documents.

(c)          The execution of the Loan Documents has been duly authorized in accordance with the pertinent corporate measures by the Borrower, and does not violate (i) its bylaws in force on the Signature Date (as defined below), or (ii) ) any law or contractual provision that binds or affects it and will not result in the imposition of a Lien (as defined below) on the property of the Borrower or any of its Subsidiaries (as defined below), except for those provided in said Loan Documents.

(d)            Does not require, or if required, has obtained prior to the signing of this Loan Agreement, consent, authorization or registration of the Government Authority (as this term is defined later) or of any third party for the execution of the Loan Documents, the validity or enforceability of them or the fulfillment of their obligations under them.

(e)            Except for those that do not have, or are reasonably expected to have, individually or jointly, a Material Adverse Effect (as defined below), there are no lawsuits, actions or pending procedures, including conflicts of an environmental, fiscal, labor nature or litigation of any nature, before any court, Government Authority or arbitrator.

(f)             As of the date hereof, no significant adverse change has occurred in the business, assets, financial condition, operations or projects of the Borrower or its Subsidiaries on a consolidated basis, nor does there exist, to the best of its knowledge, any significant contingency that affects the Borrower or any of its Subsidiaries, except for what is specifically declared in this Loan Agreement and its Annexes.

(g)            Its payment obligations under this Loan Agreement and the Notes (as defined below), constitute unconditional and non-subordinated obligations of the Borrower and will have at all times the same payment preference (pari passu ) that your other Debt (as defined below) is present or future unsecured (with the exception of those obligations that have preference according to the law).

(h)            Its financial statements as of December 31, 2019, 2020 and 2021, and its financial statements as of June 30, 2022, accurately, sufficiently and reasonably reflect its consolidated financial position on those dates, and the They have been prepared in accordance with accounting principles generally accepted in Mexico, and as of the Signature Date, there has been no significant adverse change in the financial situation, operations or projects of the Borrower, on a consolidated basis, with respect to the financial situation reflected in these financial statements.

(i)             This Loan Agreement and the other Loan Documents constitute, and the Notes once they are signed will constitute, legal and valid obligations of the Borrower, enforceable against the Borrower, in accordance with their respective terms.

(j)           It is in compliance with all laws, regulations, circulars, orders, decrees and other precepts necessary to operate as it operates to date, as well as all applicable restrictions imposed by any Government Authority, except for those whose non-compliance does not have, or is reasonably expected to have, individually or jointly, a Material Adverse Effect.

(k)            All tax returns (for any period) and reports of the Borrower and its Subsidiaries (as defined below) that must be filed under applicable law have been filed; and all taxes, obligations, commissions, and other contributions payable by the Borrower and its Subsidiaries, with respect to their income or assets, that must be paid or withheld, have been paid or withheld; except for those (i) whose lack of presentation, declaration, delivery, payment or withholding does not have, or is reasonably expected to have, individually or jointly, a Material Adverse Effect, or (ii) objected to and/or challenged in good faith by the Borrower or any of its Subsidiaries through appropriate procedures, in accordance with the applicable legislation, and as long as the necessary reserves or provisions are constituted in accordance with accounting principles generally accepted in Mexico .

(l)             Except for those whose non-compliance does not have, or is reasonably expected to have, individually or jointly, a Material Adverse Effect, the operations and properties of the Borrower and each of its Subsidiaries comply with Environmental Laws applicable regulations.

(m)           There is no contract or agreement to which it is a party, that directly or indirectly limits or restricts, or has the effect of limiting or restricting, or that imposes any condition regarding the declarations or the payment of dividends or other distributions with respect to any class of shares issued by the Borrower or any of the Joint Obligors.

(n)            Is Solvent (as defined below) and, once the accreditation of any Drawdown (as defined below) corresponding to the Loan under this Loan Agreement has been made and the funds thereof have been applied, it will be Solvent.

(o)           The Borrower, together with the Joint Obligors, has the necessary resources so that, together with the resources derived from this Loan, the execution and liquidation of the Purchase and the Tender Offers may be carried out.

(p)            Except for those whose default does not have, or is reasonably expected to have, individually or jointly, a Material Adverse Effect, as of this date, neither the Borrower nor its Subsidiaries are in default of any Debt, nor of any agreement to which they are a party or that binds them.

(q)            The Borrower intends to use the Loan funds solely for the purposes established in Clause Eleventh paragraph (k) hereof; in the understanding that neither the Structuring Agents, nor the Agents, nor any Creditor will have any responsibility for the destination to which said funds are applied.

(r)            The Borrower and each of its Subsidiaries (i) have title to all the properties that they own and are necessary for their business, (ii) except for those that they do not have, or are reasonably expected to have, individually or jointly, a Material Adverse Effect, have all the licenses, certificates and authorizations from the municipality or other authorities, necessary to own and operate their properties in the way they currently operate them, and (iii) have insurance contracted with recognized insurance companies, for the amounts and risks for the Borrower and each of its Subsidiaries consistent and in accordance with industry practices for similar companies with similar properties in the same business areas in which the Borrower or its Subsidiaries operate.

(s)             The Borrower has no Indebtedness or Liens on its assets as of the date hereof

(t)            Except for those whose default does not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof neither the Borrower nor its Subsidiaries are in default under any Indebtedness or any covenant to which they are a party or which obligates them. As of the date hereof, neither the Borrower nor its Subsidiaries are parties to any Material Contracts.

(u)             In case of having or that its Subsidiaries have collective labor contracts, they are in force and in compliance, and as of the date hereof they are not aware of any collective labor conflict that is threatened against said Borrower or its Subsidiaries, except for those that do not have, or are reasonably expected to have, individually or jointly, a Material Adverse Effect.

(v)            Except for those whose non-compliance does not have, or is reasonably expected to have, individually or jointly, a Material Adverse Effect, both the Borrower and its Subsidiaries that have employees, comply with the relevant provisions regarding of social security, housing for workers, retirement and similar provisions and none of them has significant debts with any Government Authority or with the workers, for said concepts.

(w)            The Borrower and each of its Subsidiaries own or have third party licenses to use all trademarks, trade names, copyrights, patents and other intellectual property licenses necessary to conduct their business as leading up to this date, and that its own use by each of the Borrower and its Subsidiaries does not violate the rights of third parties.

(x)           The Borrower’s attorney-in-fact, Mr. Armando Ramos Castro, has sufficient powers to bind him under the terms of the Loan Documents (including, without limitation, the Promissory Notes), and such powers have not been revoked or limited, in any way.

(y)            Expressly recognizes the existence of the Administrative Agent and the Guarantee Agent, and their capacity and powers in accordance with the provisions of Clause Twentieth of this Loan Agreement to act on behalf of and on behalf of the Lenders in this Loan Agreement and the other Documents of the corresponding Loan.

(z)            Neither the Borrower, nor its Subsidiaries and, to the best of their knowledge after conducting a reasonable analysis, none of the Controlling Persons (i) are on the list of Specially Designated National and Blocked Persons maintained by the Office of Foreign Assets Control of the Department of the Treasury of the United States of America (“OFAC”), or on any other similar list issued by OFAC (the “ OFAC Lists ”), the European Union (the “European Union List ”), or the United Nations (the “ OFAC List ”). the United Nations ”; the United Nations List together with the OFAC Lists and the European Union List, the “ Restricted Persons Lists ”), or on the list of persons published by the Ministry of Finance and Public Loan in Mexico referred to in article 69-B of the Federal Tax Code (the " SHCP List "), nor are they Persons who, in terms of the regulations mentioned in this declaration, are subject to or subject to (or are in your case controlled by Persons that are subject to or subject to) any type of trade sanction or asset freeze (“ Sanctions ”), administered or enforced by OFAC, the United States Department of State, the European Union, the United Nations Security Council, the Sorus of His Majesty ( Her Majesty's Treasury ), the Hong Kong Monetary Authority, or any other competent authorities in matters of imposition of Sanctions; or (ii) are Persons controlled by, representatives of, or informed of providing services or assistance to, Persons who have been informed that they are on the Restricted Persons Lists as determined by the United States Department of the Treasury. United States of America, the United Nations or the European Union (or their members) or (iii) have been informed that they have carried out business or operations with any of the Persons mentioned in sub-paragraphs (i) or (ii) above, or (iv) are located, incorporated, or residents of a country or territory that is subject to or subject to (or whose government is subject to or subject to) Sanctions, including, but not limited to, (a) Republic Islamic Republic of Iran, (b) Democratic People's Republic of Korea, (c) Syrian Arab Republic, (d) Republic of Cuba, and (e) Region of Crimea.

(aa)            All your statements contained in this Loan Agreement and in the Loan Documents are complete and true in the understanding that the statements referring to a given date are true, complete and true on said date.

(bb)          The Borrower and to the best of its knowledge, after a reasonable analysis, the persons exercising Control over it, its managers, officers and directors as of this date, have not violated any law relating to anti-corruption practices and the provisions to prevent and detect operations with resources of illicit origin or financing of terrorism that are applicable in accordance with the nature, corporate line and operations of the Borrower, nor have they incurred in violation of related civil or criminal provisions and that are applicable to them (the "Anti-Corruption Provisions"), including without limitation the General Law of Administrative Responsibilities, articles 222 and 222 Bis of the Federal Criminal Code, as well as any other law, regulation, rule or guideline on corruption or bribery in force by any of the states and municipalities of Mexico and Mexico City, including any enacted law and n force issued by the Mexican government to implement the OECD Convention to Combat Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997 ( OECD Convention on fighting Bribery of Foreign Public Officials in International Business Transactions ) or any other similar applicable to the Borrower or to the actions carried out by the Borrower. Likewise, the Anti-Corruption Provisions will include, but are not limited to: (a) Bribery Act 2010 , (b) the Foreign Corrupt Practices Act 1977 ( Foreign corrupted practices Act or FCPA ), (c) the Special Economic Measures Act ( Special Economy measurements Act ), (d) the United Nations Act ( United Nations Act ), and (e) international treaties and conventions such as the United Nations Convention Against Corruption ( UN Convention Against corruption ). In that sense, they state that, to the best of their knowledge, no investigation or proceeding has been initiated against this (these), nor the aforementioned persons, by any competent authority, nor have they been indicted for violation of the aforementioned provisions in Mexico or abroad. Additionally, the Borrower acknowledges that the Lenders are subject to said Anti-Corruption Provisions and shall not be liable for any breach of contract by the Borrower under said Anti-Corruption Provisions.

(cc)         Prior to the execution of this Loan Agreement, he requested the Lenders to make available to him a simple credit up to the Total Amount of the Loan.

II.            Each of the Joint Obligors declares, through their fiduciary delegates, with respect to themselves and IBSA, as specified below, that :

(a)            It is a brokerage firm incorporated in accordance with the laws of Mexico, fully authorized by the National Banking and Securities Commission (“CNBV”), to act as a trustee institution, and is fully empowered in accordance with its corporate purpose to enter into this Loan Agreement and the other Loan Documents, act as a joint and several obligor pursuant to them and to sign the Notes as guarantor and to assume the obligations established in the Loan Documents.

(b)            Acts solely as (i) trustee of the irrevocable trust agreement number F/000239, dated April 1 from 1995 (as it has been modified, added or restated from time to time, including under the fiduciary substitution agreement dated April 2, 2019 and the modifying agreement dated August 17, 2022), in the case of Grupo Bursátil Mexicano, SA de CV, Casa de Bolsa (the “ Trust F/000239 ”) , and (ii) trustee of the irrevocable trust agreement number F/000118, dated November 28 2014 (according to which it has been modified, added or restated from time to time, including under the amending agreement dated August 17, 2022), in the case of Grupo Bursátil Mexicano, SA de CV, Casa de Bolsa, (the “ Trust F/000118 ”).

(c)            The execution of the Loan Documents has been duly authorized in accordance with the pertinent corporate measures, by each Joint Obligor, and does not violate (i) its incorporation documents (including the trust agreement corresponding to Trust F/000118 and the Trust F/000239) in force on the Signature Date, or (ii) any law or contractual provision that binds or affects it and will not result in the imposition of any Lien on any property of said Initial Joint Obligor, except for those provided in said Loan Documents.

(d)            Does not require, or if required, has obtained prior to the signature of this Agreement, consent, authorization or registration of the Government Authority or any third party for the execution of the Loan Documents or for the subscription as guarantee of the Promissory Notes, the validity or enforceability of them or the fulfillment of their obligations under them.

(e)            Except for what is established in Exhibit “C” and those that do not have, or are reasonably expected to have, individually or jointly, a Material Adverse Effect, there are no pending lawsuits, actions or proceedings, including conflicts of an environmental, fiscal, labor or litigation of any nature, before any court, Government Authority or arbitrator, that affect or that could reasonably be expected to have a Material Adverse Effect.

(f)            As of this date, no significant adverse change has occurred in the business, assets, financial condition, operations or projects of said Joint Obligor and/or of IBSA, nor does there exist, to the best of its knowledge, any contingency any significant effect affecting said Initial Joint Obligor and/or IBSA, except for what is specifically stated in this Loan Agreement and its Annexes.

(g)            Their payment obligations under this Loan Agreement and the Notes, constitute unconditional and non-subordinated obligations of said Joint Obligor and will have at all times the same payment preference (pari passu) than its other present or future Unsecured Debt (with the exception of those obligations that have preference according to the law).

(h)            The account statement of each of Trust F/000239 and Trust F/000118 as of this date, accurately, sufficiently and reasonably reflects their financial situation on that date, as of this date, there has been no significant adverse change in the financial situation, operations or projects of each Joint Obligor. Likewise, the individual and audited financial statements of IBSA as of December 31, 2019, 2020 and 2021, and its individual internal financial statements as of June 30, 2022, accurately, sufficiently and reasonably reflect its consolidated financial situation. on those dates, and they have been prepared in accordance with IFRS, and as of the date of this Loan Agreement, there has been no significant adverse change in the financial situation, operations or projects with respect to IBSA, with respect to the financial situation reflected in said statements. financial.

(i)             This Loan Agreement and the other Loan Documents constitute, and the Notes once they are signed will constitute, legal and valid obligations of the Joint Obligors, enforceable against them, in accordance with their respective terms.

(j)             Each of the Joint Obligors and IBSA is in compliance with all laws, regulations, circulars, orders, decrees and other precepts necessary to operate as it operates to date, as well as all applicable restrictions imposed by any Government Authority, except for those whose non-compliance does not have, or is reasonably expected to have, individually or jointly, a Material Adverse Effect.

(k)            All tax returns (with respect to any period) and the reports of each Joint Obligor that must be filed in accordance with the applicable legislation, have been filed; and all taxes, obligations, commissions, and other contributions payable by each Joint Obligor, with respect to their income or assets, that must be paid or withheld, have been paid or withheld; except for those (i) whose lack of presentation, declaration, delivery, payment or withholding does not have, or is reasonably expected to have, individually or jointly, a Material Adverse Effect, or (ii) objected to and/or challenged in good faith by the Borrower or any of its Subsidiaries through appropriate procedures, in accordance with the applicable legislation, and as long as the necessary reserves or provisions are constituted in accordance with accounting principles generally accepted in Mexico.

(l)             Except for those whose breach does not have, or is reasonably expected to have, individually or jointly, a Material Adverse Effect, the operations and properties of each Joint Obligor and its Subsidiaries and, to the extent to your knowledge, IBSA, comply with the current applicable Environmental Laws.

(m)           There is no contract or agreement to which it is a party, that directly or indirectly limits or restricts, or has the effect of limiting or restricting, or that imposes any condition regarding the declarations or the payment of dividends or other distributions with respect to any class of shares issued by each Initial Joint.

(n)            Each of the Joint Obligors and IBSA are Solvent.

(o)           The Joint Obligors, together with the Borrower, have the necessary resources so that, together with the resources derived from this Loan, the execution and liquidation of the Purchase and the Tender Offers may be carried out.

(p)            As of this date, the Joint Obligors do not have any Debt or Encumbrances.

(q)            Except for those whose default does not have, or is reasonably expected to have, individually or jointly, a Material Adverse Effect, as of this date, neither the Joint Obligors nor its Subsidiaries are in default of any Debt , nor of any agreement to which they are a party or that binds them. As of this date neither the Joint Obligors or their respective Subsidiaries are party as of any Relevant Agreement.

(r)            Each Initial Joint Obligor and each of its Subsidiaries (i) have title to all the properties they own and are necessary for their business, (ii) except for those they do not have, or are reasonably expected to have to have, individually or jointly, a Material Adverse Effect, have all the licenses, certificates and authorizations from the municipal or other authorities, necessary to own and operate their properties in the way they currently operate them, and (iii) have with insurance contracted with recognized insurance companies, for the amounts and risks for each Joint Obligor and each of its Subsidiaries consistent and in accordance with industry practices for similar companies with similar properties in the same business areas in which each Joint Obligor or its Subsidiaries operate.

(s)             In case of having or that its Subsidiaries have collective labor agreements, they are in force and in compliance, and as of the date hereof they are not aware of any collective labor conflict that is threatened against said Joint Obligor or its Subsidiaries, except for those that do not have, or are reasonably expected to have, individually or jointly, a Material Adverse Effect.

(t)            Except for those whose breach does not have, or is reasonably expected to have, individually or jointly, a Material Adverse Effect, both the Joint Obligors and its Subsidiaries that have employees, comply with the relevant provisions in terms of social security, housing for workers, retirement and similar provisions and none of them has significant debts with any Government Authority or with the workers, for said concepts.

(u)             Each Joint Obligor is the owner of the shares representing the Capital Stock of IBSA that will be pledged under the Securities Pledge Agreement (as said term is defined below), which are free of any type of Lien.

(v)            Its trustee delegates and/or attorneys-in-fact have sufficient powers to bind it under the terms of the Loan Documents (including, without limitation, the Promissory Notes), and such powers have not been revoked or limited, in any way as of this date.

(w)            Expressly recognizes the existence of the Administrative Agent and the Guarantee Agent and their capacity and powers to act on behalf of the Lenders in this Loan Agreement and the other corresponding Loan Documents.

(x)           Pursuant to the business, corporate, financial, administrative and legal relations that it has with the Borrower and other Joint Obligors, it is in their interest to enter into this Loan Agreement and other applicable Loan Documents, in order to guarantee against the Lenders the fulfillment of all the payment obligations in charge of the Borrower and other Joint Obligors in accordance with this Loan Agreement. Therefore, it is its intention to become a Joint Obligor with respect to said payment obligations, as well as to subscribe, as guarantor, the Promissory Notes that are subscribed in accordance with this Loan Agreement.

(y)            Acts solely in the name and on behalf of Grupo Bursátil Mexicano, S.A. de C.V., Casa de Bolsa, as trustee of Trust F/000239 and Trust F/000118, for which the benefits derived from this Loan Agreement are received in the name own and in compliance with the purposes of the trust of the respective Joint Obligor.

(z)            The assets of each of Trust F/000239 and Trust F/000118, as applicable to each Joint Obligor, are free of any type of Lien.

(aa)            Each of the Joint Obligors as well as their settlors and/or trustees and/or the persons who exercise Control over them, and to the extent of their knowledge, after a reasonable analysis, their administrators, officers and directors to the date of this Loan Agreement, have not violated the Anti-Corruption Provisions, including any law enacted and in force issued by the Mexican government to implement the OECD Convention to Combat Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997 ( OECD Convention on fighting Bribery of Foreign Public Officials in International Business Transactions ) or any other similar applicable to the Joint Obligors or to the actions carried out by the Joint Obligors. Likewise, the Anti-Corruption Provisions will include, but are not limited to: (a) Bribery Act 2010 , (b) the Foreign Corrupt Practices Act 1977 ( Foreign corrupted practices Act or FCPA ), (c) the Special Economic Measures Act ( Special Economy measurements Act ), (d) the United Nations Act ( United Nations Act ), and (e) international treaties and conventions such as the United Nations Convention Against Corruption ( UN Convention Against corruption ). In this sense, they state that, to the best of their knowledge, no investigation or procedure has been initiated against them, nor the aforementioned persons, by any competent authority, nor have they been accused of violating the aforementioned provisions in Mexico. or abroad. Additionally, each Joint Obligor acknowledges that the Lenders are subject to said Anti-Corruption Provisions and will not be liable for any breach of contract by any Guarantor under said Anti-Corruption Provisions.

(bb)       Neither the Joint Obligors, nor its Subsidiaries, nor their respective settlors and/or trustees and, to the best of their knowledge after having made a reasonable analysis, none of the Controlling Persons (i) are in the list of Specially Designated Nationals and Blocked Persons ( Specially designated National and Blocked Persons ) maintained by OFAC or on any other of the Lists of Restricted Persons or on the SHCP List, nor are they Persons who are subject to or are the object of (or are, as the case may be, controlled by Persons who are subject to or are the object of) Sanctions, administered or enforced by OFAC, the Department of State of the United States of America, the European Union, the United Nations Security Council, Her Majesty's Treasury ( Her Majesty's Treasury ), the Hong Kong Monetary Authority, or any other competent authorities in matters of imposition of Sanctions; or (ii) are not Persons controlled by, representatives of, or told to provide services to or assisted by Persons who have been told they are on the Restricted Persons Lists as determined by the U.S. Department of the Treasury. United States of America, the United Nations or the European Union (or its members) or (iii) have not been informed that it has carried out business or operations with any of the Persons mentioned in sub-paragraphs (i) or ( ii) previous; or (iv) are located, incorporated, or residents of a country or territory that is subject to or subject to (or whose government is subject to or subject to) Sanctions, including, but not limited to, (a) Islamic Republic of Iran, (b) Democratic People's Republic of Korea, (c) Syrian Arab Republic, (d) Republic of Cuba, and (e) Region of Crimea.

(cc)         All their statements contained in this Loan Agreement and in the Loan Documents are complete and true, on the understanding that the statements referring to a given date are true, complete and true on said date.

III.	Each of the Lenders declares that:

(a)            It is a multiple banking institution legally constituted in accordance with the laws of Mexico, fully empowered in accordance with its corporate purpose to enter into this Loan Agreement.

(b)            Its attorneys-in-fact have sufficient powers to bind it under the terms of this Loan Agreement, and such powers have not been revoked or modified as of the date of signing this Loan Agreement.

(c)            Is in a position to grant credit to the Borrower up to the amount indicated against its denomination in the Annex "B" of this Loan Agreement.

(d)            Are subject to the Anti-Corruption Provisions.

(e)            Based on the declarations of the Borrower and the Joint Obligors as a determining reason for its will, it is willing to grant the Loan requested by the Borrower and with respect to which the Joint Obligors are jointly and severally obligated, in accordance with the terms and subject to the conditions contained in this Loan Agreement.

IV.	The Administrative Agent declares, through its legal representatives, that:

(a)            It is a multiple banking institution legally constituted in accordance with the laws of Mexico, fully empowered in accordance with its corporate purpose to enter into this Loan Agreement.

(b)            Its attorneys-in-fact have sufficient powers to bind it under the terms of this Loan Agreement, and such powers have not been revoked or modified as of the date of signing this Loan Agreement.

(c)            Enters into this Loan Agreement as an Administrative Agent under the terms and conditions described in this Loan Agreement.

(d)            It has unequivocally informed the parties of the content of subsection b) of section XIX of article 106 of the Loan Institutions Law and the applicable text of Circular 1/2005 and the amendments to said Circular issued by the Bank. of Mexico, regarding the prohibitions that limit it in terms of law and the provisions in force, whose content, in what is relevant, is reproduced in the Clause referring to Legal Prohibitions that is later established in this Loan Agreement.

V.	The Guarantee Agent declares, through its fiduciary delegates, that:

(a)            It is a multiple banking institution legally constituted in accordance with the laws of Mexico, fully empowered in accordance with its corporate purpose to enter into this Loan Agreement.

(b)            Its fiduciary delegates have sufficient powers to bind it under the terms of this Loan Agreement, and such powers have not been revoked or modified as of the date of signing this Loan Agreement.

(c)            Enters into this Loan Agreement as a Security Agent under the terms and conditions described in this Loan Agreement.

By virtue of the foregoing, the parties grant the following:

CLAUSES

FIRST. Definitions . (a) The following capitalized terms used in this Loan Agreement have the following meanings:

“ Actions for Financial Crime Risk Management ” has the meaning attributed to said term in Clause Twenty-Ninth of this Loan Agreement.

“Pledged Shares” means the shares representing the Capital Stock of IBSA that are encumbered from time to time pursuant to the Stock Pledge Agreement.

“ Accredited ” has the meaning ascribed to it in the proem of this Loan Agreement.

“ Lenders ” has the meaning attributed to it in the proem of this Loan Agreement.

"Liquid Assets" means, with respect to any Person, the liquid assets reflected in accordance with IFRS in the financial statements of such Person.

“ Acquisition ” has the meaning attributed to it in Antecedent I of this Loan Agreement.

“ Affiliate ” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Guarantee Value” means on the respective calculation date, the result obtained by dividing (i) the average market value of the Pledged Shares at the close of operations each day during the last 30 (thirty) days of prior to the calculation date, between (ii) the Unpaid Balance, on the calculation date.

“Administrative Agent ” means Scotiabank Inverlat, SA, Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat.

“ Guarantee Agent ” means Banco Nacional de México, SA, member of Grupo Financiero Banamex, Fiduciary Division.

“ Agents ” means, jointly, the Administrative Agent and the Security Agent.

“ Structuring Agents ” has the meaning attributed to it in the foreword of this Loan Agreement.

“ Financial Lease ” means, with respect to any Person, the obligations of said Person to pay rent or other amounts pursuant to any lease (or any other agreement granting the right of use) of real or personal property, or the combination thereof. , whose obligations must be classified and accounted for as financial leases in said Person's balance sheet in accordance with IFRS and/or accounting principles generally accepted in Mexico, as applicable, and that, for the purposes of this Loan Agreement, the amount of said obligations will be, at any time, the capitalized amount thereof at the time they are determined in accordance with IFRS.

“ Notice of Deficiency in the Capacity of the Guarantee ” has the meaning attributed to it in Clause Eleventh, subsection (q)(ii) of this Loan Agreement.

“ Government Authority ” means any government agency or any state, department or other political subdivision thereof, or any government body, agency, authority (including any central bank or tax authority), any entity (including any court or tribunal) that exercises government, executive, legislative, judicial or administrative functions.

“ Change of Control ” means any event or circumstance by virtue of which (a) any of the members of the Robinson Bours family, who as of this date is a beneficiary of the Joint Obligors, or members of their family, cease to have, directly or indirectly, at any time, the Control of the Borrower, the Joint Obligors and/or IBSA, and/or (b) a third party not affiliated to said Persons acquires the capacity of Control with respect to the Borrower, the Joint Obligors and/or IBSA .

“ Consolidated Stockholders’ Equity ” means, on any determination date, the stockholders’ equity at the Consolidated Level, determined on said date in accordance with IFRS or generally accepted accounting principles in Mexico, as applicable.

“Share Capital ” means shares, partnership interests, or similar instruments (regardless of their denomination) representing the capital stock of a company, as well as any participation in a Person (other than a company) and any and all warrants , rights or options of purchase with respect to the previous ones.

“Letter of Commissions ” means the letter executed by the Borrower with the Administrative Agent, the Security Agent and the Lenders, in which the commissions payable by the Borrower to the Agents and each one of the Lenders are described under the this Loan Agreement.

“ Cause of Early Termination ” has the meaning attributed to it in Clause Fourteen of this Loan Agreement.

" Commitment " means, with respect to each Creditor, at any time, the commitment of said Creditor to grant a Loan for a principal amount that will not exceed the amount indicated in front of its denomination in Annex "B" of this Loan Agreement.

“Loan Agreement ” has the meaning ascribed to it in the preamble of this Loan Agreement, including any modification, addition, supplement or modification and restatement thereof.

" Hedging Agreement " means any contract to enter into derivative financial transactions, including rate swaps , swap bases , forward rates, swaps on fungible securities ( commodities ), option on fungible securities ( commodities ), exchange ( swap ) on equity or equity indices, options on equity or equity index options, option on bonds, interest rate option, currency operations, limit operations ( cap ), floor ( floor ) or minimum and maximum interest rates ( collar) , exchange ( swap ) of currencies, exchange of cross currencies ( cross currency swap ), currency options or any other similar transaction (including any option in respect of any of the aforementioned transactions) or a combination of such transactions.

“Pledge Agreement” means the stock pledge contract transferring the property in accordance with the provisions of the third paragraph of article 204 of the Securities Market Law, to be entered into by the Pledge Debtors, in that capacity, and the Securities Agent. Guarantees, on behalf of and for the benefit of the LendersLenders, as pledgee, as it may be from time to time added, supplemented, modified or restated , substantially in terms of the document attached to this Loan Agreement as Exhibit "G" .

“Relevant Agreements ” means (i) any agreement, contract, understanding or arrangement in which the consideration is greater than $50,000,000.00 (fifty million Pesos 00/100) and whose validity is greater than 12 (twelve) months and which cannot be canceled by notifying the counterparty 60 (sixty) days in advance, without incurring liability or payment of conventional penalties; and (ii) any strategic alliance agreement.

“ Control ” means, with respect to any Person, (i) the power to determine the management and policies, including the right to dividends, of said Person (whether through the board of directors, shareholders' meeting or technical committee), directly or indirectly, whether through the holding of voting securities, the holding of trust rights, by contract or in any other way, or (ii) cease to hold, directly or indirectly, at any time, more than 50% (fifty percent) of the trust rights or shares, as the case may be, of said Person .

“ Loan ” has the meaning attributed to said term in Clause Two of this Loan Agreement.

“ Financial Crime ” means money laundering, financing of terrorism, corruption, bribery, bribery, tax evasion, evasion of international economic or trade sanctions and/or violations or attempts to avoid or violate laws or regulations applicable in Mexico (including (i. ) the general provisions referred to in article 115 of the Loan Institutions Law, (ii) the LFPIORPI, (iii) the Regulations of the Federal Law for the Prevention and Identification of Operations with Resources of Illicit Origin, (iv) the General Rules to which the LFPIORPI refers, and (v) any international treaty entered into by Mexico), in relation to such conduct, including, but not limited to, the crimes provided for in Articles 139 Quater ( Of the financing of terrorism), 148 Bis (international terrorism) and 400 Bis (operations with resources of illicit origin) of the Federal Penal Code.

“ Agreement Account ” has the meaning attributed to it in Clause Three, subsection (e) of this Loan Agreement.

“ Guarantee Rating Trigger ” means a Guarantee Rating equal to or less than 1.5 to 1.0 (one point five to one).

“ Debt ” means, with respect to any Person, without duplication, (i) all obligations arising from money borrowed, (ii) all obligations documented in bonds, debentures, notes or similar instruments, (iii) all obligations to pay the deferred purchase price of goods or services, except for accounts payable arising from the normal course of business, (iv) all the obligations of said Person in its capacity as lessee under the Financial Leases, (v) all the debt of third parties in respect of which said Person grants guarantee, bond, endorsement or assumes a joint obligation or that is guaranteed with a Lien constituted on any asset of said Person, up to the value of said asset, as recorded in the most recent balance sheet of said Person, (vi) the opening of letters of credit on behalf of said Person, excluding those letters of credit or guarantees that have not been exercised, (vii) direct obligations or contingent of said Person that derive from the execution of Coverage Agreements , (viii) obligations of said Person derived from financial factoring contracts or credit portfolio discounts or accounts receivable in which there is an appeal against the Borrower or any Obligor Solidarity, (ix) payment obligations to suppliers incurred in the ordinary course of business of said Person, as long as said obligations are overdue for more than 30 (thirty) days, and (x) any other liabilities or contingencies that are reflected in the balance sheet of the Person in question, regardless of its name, in accordance with IFRS.

“ Debt with Financial Cost ” means the Debt at the Consolidated Level that generates interest, commissions or any other financial charge, which is reflected in the balance sheet of the Person in question in accordance with IFRS.

“ Net Debt ” means (i) the Debt with Financial Cost, less (ii) the cash or Cash Equivalents of the Borrower at the Consolidated Level free of Encumbrances on the corresponding calculation date.

“ Pledge Debtors ” means, jointly, the Borrower and the Joint Obligors.

“ Business Day ” has the meaning attributed to it in Clause Five subsection (b)(iii) of this Loan Agreement.

“ Disposal ” has the meaning attributed to it in the Third Clause of this Loan Agreement.

“Loan Documents” means this Loan Agreement, the Notes, the Letter of Commissions, the Securities Pledge Agreement, the accession agreement(s) and all instruments, certificates, agreements and contracts that are part of any of the foregoing in accordance with their terms, and all waivers , modifications, supplements, additions, reforms or extensions of the same that are recorded in writing.

“ Material Adverse Effect ” means any circumstance, event or condition regarding the business, operations, assets, projects, condition (financial or of any other nature) or a substantial portion of the Borrower, the Joint Obligors and their respective Subsidiaries, or IBSA, that (i) affects or could significantly affect (a) the capacity and/or willingness of the Borrower or the Joint Obligors to promptly comply with any of their obligations under this Loan Agreement, the Promissory Notes or any other Loan Document, (b) the legality, validity or enforceability of any provision of any Loan Document, or (c) the rights and remedies of the Lenders under any of the Loan Documents, and/or (ii) has the effect or may have the effect of affecting or reduction of more than 50% (fifty percent) of IBSA's Liquid Assets, with respect to the Liquid Assets reflected on the quarterly financial statements and or the most recent quarterly report presented to the Mexican Stock Exchange. For purposes of this definition, to determine if an adverse impact is relevant, the general financial and operating situation at the Consolidated Level must be considered.

“ Consolidated Entity ” means in relation to any Person (i) any Subsidiary of said Person whose accounting is or must be consolidated with the accounting of said Person (without duplication) in accordance with IFRS or accounting principles generally accepted in Mexico, according to applicable, or (ii) any Person that merges with such Person.

" Cash Equivalents " means any of the following, to the extent that they are free of all liens: (a) direct and freely circulating obligations of the United States of America or Mexico, or obligations whose principal and interests are guaranteed by the United States of America or Mexico, in each case with a maturity of no more than 90 (ninety) days from the date of acquisition thereof; (b) certificates of deposit issued by any existing bank or trust company under the laws of the United States of America or any state of the United States of America, with a capitalization level of at least US$500,000,000.00 (five hundred million of Dollars 00/100) and a rating with respect to its securities issues, long-term, unsecured, not subordinated, not less than “A” by S&P or “A2” by Moody's, with maturity not exceeding 90 (ninety) days from the date of acquisition thereof; (c) certificates of deposit issued by Nacional Financiera, SNC, Banco Nacional de Comercio Exterior, SNC, Banco Nacional de Obras y Servicios Públicos, SNC, or any other development bank controlled by the Mexican government; and (d) bank acceptances, certificates of deposit or commercial paper issued by a Mexican bank whose rating in national or foreign currency is within the highest rating category granted by an internationally recognized rating agency or commercial paper rated “A- 1” or higher or “P-1” by S&P or Moody's, respectively, in each case maturing no more than 90 (ninety) days from their acquisition date.

“ Adjustment Event ” means the date that is 12 (twelve) months after the Signature Date; in the understanding that the Adjustment Event will not be applicable in the event that IBSA becomes a Consolidated Entity of the Borrower, this must be evidenced by delivery of the applicable information, reasonably satisfactory to the Administrative Agent, who may not unreasonably withhold such evidence.

“ Disposal Date ” has the meaning attributed to it in the Third Clause, paragraph (a) of this Loan Agreement.

“ Signature Date ” means the date on which this Loan Agreement is executed.

“ Interest Payment Date ” means (A) with respect to the First Drawdown Date, for the first period, the date that occurs 3 (three) months after the First Drawdown Date and (B) with respect to any other Drawdown, for the first period, the Interest Payment Date of the First Drawdown that occurs immediately after the relevant Drawdown Date and for each subsequent date, the date that occurs three months after the immediately preceding Interest Payment Date. on the numerically corresponding date; provided that (i) any Interest Payment Date that ends on a date that is not a Business Day will end on the immediately following Business Day unless such date occurs in the following calendar month, in which case it will end on the immediately following Business Day above and (ii) any Interest Payment Date that ends after the Maturity Date will end on the Maturity Date.

“ First Drawdown Date ” means the date on which the conditions precedent to carry out the First Drawdown provided for in Clause Thirteen of this Loan Agreement are met.

“ Restitution Date ” has the meaning ascribed to it in Clause Eleventh, subsection (q)(ii) of this Loan Agreement.

“ Expiration Date ” means October [●], 2025; in the understanding that , in the event that said date is not a Business Day, it will mean the immediately preceding Business Day.

“ Trust F/000118 ” has the meaning attributed to it in Statement II.( b) of this Loan Agreement.

“ Trust F/000239 ” has the meaning attributed to it in Statement II.( b) of this Loan Agreement.

“ Authorized Official ” means, with respect to any Person, the Chairman of the Board of Directors, Secretary of the Board of Directors, the General Director, the Director of Finance, the Treasury Manager or any other official with a similar or equivalent position and with sufficient powers to represent the person in question.

“ Financial Expenses ” means, at the Consolidated Level and with respect to any period, the interest and commissions derived from the Debt at the Consolidated Level, whether they have been paid in cash or have been accrued as a liability and are payable in cash during any period. future period (including, without limitation, the interest component of any Finance Leases), net of (x) any withholding taxes paid by the Borrower at the Consolidated Level , as well as (and) any returns regarding cash or Cash Equivalents that the Borrower is entitled to receive at the Consolidated Level.

“ Lien ” means, in relation to any asset (including, without limitation, cash and Cash Equivalent), any mortgage, lien, pledge, charge, trust, guarantee, encumbrance, domain limitation or preemptive right of any kind with respect to said asset. It will be understood that an asset is subject to a Lien if a conditional purchase agreement, a purchase agreement with reservation of title, a Financial Lease or similar agreement has been executed on said asset and that any account receivable assigned with recourse is subject to a Lien.

“ Allowable Encumbrances ” has the meaning attributed to it in Clause Twelfth, subsection (d) of this Loan Agreement.

“ IBSA ” has the meaning ascribed to such term in the Background to this Loan Agreement.

“ Taxes ” means any tax (except Excluded Taxes), duty, contribution, tribute, withholding, deduction, charge, levy or other fiscal responsibility together with interest, surcharges, penalties, fines or charges derived from the same that are imposed by Government Authority A person.

“ Excluded Taxes ” means any income tax, franchise tax (or similar tax imposed in lieu of income tax) that is imposed by Governmental Authority in a Person's place of residence or jurisdiction of incorporation.

“ Default ” means any event, act or situation which, through notice or over time, or both, constitutes a Cause for Early Termination.

“ Leverage Ratio ” means with respect to the Borrower, at any time the result of dividing the Net Debt at the Consolidated Level on the calculation date by the Consolidated EBITDA for the period of the last four most recently concluded fiscal quarters.

“ Interest Coverage Ratio ” means, with respect to the Borrower, the result obtained by dividing the Consolidated EBITDA by the Financial Expenses, in both cases, for the period of the last four most recently concluded fiscal quarters .

“ Confidential Information ” has the meaning attributed to it in Clause Eighteen of this Loan Agreement.

“ Eligible Institution ” means a Financial Institution or Foreign Financial Institution.

“ Financial Institution ” means (i) any Creditor or an Affiliate of the Creditor that meets the requirements of subsection (ii) below or (ii) any financial entity authorized and regulated by the Ministry of Finance and Public Loan of Mexico, that qualifies as part of the financial system in terms of Article 7 of the Income Tax Law.

“ Foreign Financial Institution ” means any foreign financial institution that (i) complies with the provisions of article 166, section I, subparagraph a), numeral 2, of the Income Tax Law and section VI of the second article of the transitory provisions of the Income Tax Law, and deliver to the Tax Administration Service the information that it requests in accordance with the general rules issued for this purpose; (ii) is a resident for tax purposes in a country with which a treaty to avoid double taxation is in force with Mexico and meets the requirements established in said treaty to apply the rates established therein for the payment of interest , and (iii) is the effective beneficiary of the interest paid by the Borrower.

“ Allowed Investments ” has the meaning attributed to it in Clause Twenty-Seven of this Loan Agreement.

“ Applicable Law ” means, with respect to any Person, any law, treaty, regulation, rule, ordinance, statute, decree or circular, or any order, order, or definitive judicial (or arbitral) resolution, including without limitation, Environmental Laws , by virtue of which said person or their assets are linked.

“ Environmental Laws ” means any Mexican law, regulation, code or official standard, or any order, statute, sentence, decree or agreement that has the force of law or that has caused enforcement, as the case may be, applicable to the Borrower or the Joint Obligors. , issued, promulgated or celebrated by or with any Governmental Authority related to pollution or environmental protection, environmental treatment, storage, disposal, release or threat of release or handling of Hazardous Substances, including, without limitation, the General Law of Ecological Balance and Protection of the Environment, Mexican official standards issued in accordance with the same, as well as any other local laws, rules and regulations related to environmental matters and any specific agreements of the Borrower or the Joint Obligors entered into with the competent authorities that include obligations related to environmental matters. .

“ LFPIORPI ” means the Federal Law for the Prevention and Identification of Operations with Resources of Illicit Origin.

“ Applicable Margin ” means, with respect to the Credit, the base points that correspond based on the applicable period, counted from the Drawdown Date and during the term of this Loan Agreement, in accordance with the following:

Period	Margin Applicable (basis points)
From and including the Disposition Date to the Adjustment Event	80.0 (eighty)
From, and including, the Adjustment Event to the date that is 12 (twelve) months later	Increases of 10.0 (ten) basis points to the Applicable Margin each semester
From the date that is 12 (twelve) months after the Adjustment Event until the Maturity Date	Increases of 10.0 (ten) basis points to the Applicable Margin each quarter

; in the understanding that , in each period in which the Applicable Margin must be adjusted in accordance with the foregoing, said adjustment will take effect from the Interest Period immediately following the corresponding date, in which case the Lenders will have the right to request the Borrower the exchange of the Promissory Note(s) documenting the respective Provisions in terms of the provisions of Clause Three, subsection (c) of this Loan Agreement; provided , additionally , that if the Adjustment Event is not triggered, the Applicable Margin will be equal to 80 (eighty) basis points during the term of this Loan Agreement.

“ Mexico ” has the meaning attributed to it in Declaration I, section (a) of this Loan Agreement.

“ Guarantee Capacity Restoration Amount ” has the meaning ascribed to it in Clause Eleventh, subsection (q)(ii) of this Loan Agreement.

“ Total Loan Amount ” has the meaning attributed to it in the Second Clause of this Loan Agreement.

“ IFRS ” means the International Financial Reporting Standards (International Financial reporting Standards or "IFRS" for its acronym in English) issued by the "International Accounting standards Board ” (IASB).

“ Consolidated Level ” means the financial information (financial statements) at the consolidated level of any Person and its Consolidated Entities in accordance with IFRS; in the understanding that with respect to any Consolidated Entity that , was not at the beginning of the period in question, the financial information (financial statements) of said Consolidated Entity will be consolidated on a pro forma basis , without duplication, with the financial information (financial statements) of said Person and Subsidiaries, using the financial statements audited or, if the latter are not available, using the internal financial statements of said Consolidated Entity and, exclusively for the case of calculating financial ratios in accordance with the provisions of Clause Eleventh, paragraph (n) of this Loan Agreement , using the internal financial statements of said Consolidated Entity for the period up to the four quarters prior to the determination date .

“ Disposal Notice ” has the meaning attributed to it in Clause Three, subsection (a) of this Loan Agreement.

“ Compliance Obligations ” means, with respect to any action to prevent or detect a Financial Crime, the obligations of any entity of the financial group to which any Creditor belongs to comply with (i) any legislation, regulation, ordinance, rule, sentence, decree , voluntary code, guideline, international sanctions regime, court order, agreement entered into between any entity of the financial group to which any Creditor belongs and any Government Authority, or contract or treaty between Government Authorities (which is binding for any Creditor and/or for any member of the financial group to which any Creditor belongs) whether local or foreign and subject to applicable, or any international guidelines or internal policy or procedure, (ii) any valid requirement of Government Authorities or any obligation under the law or applicable regulations of pre file reports or reports, including any regulatory report in relation to any operation, make disclosures and other actions, and (iii) the applicable legislation or regulations that require any Creditor to verify the identity of the Borrower, the Joint Obligors and their Subsidiaries.

“ Joint Obligor” means each of the Persons listed in Annex “A” of this Loan Agreement, as well as any Joint Obligor that adheres to the terms of this Loan Agreement in terms of Clause Eleventh, subsection (o) of this Loan Agreement.

“ Initial Public Offer ” means the public acquisition offers carried out by the Borrower, in its capacity as offeror, in Mexico and in the United States of America, to acquire all of the shares of IBSA.

“ Public Acquisition Offers ” means the joint reference to the Initial Public Offer and the Subsequent Public Offers.

“ Subsequent Public Offers ” means the additional public offer(s) to the Initial Public Offer for the acquisition of all the shares of IBSA.

“ Promissory Note ” and “ Promissory Notes ” have the meaning attributed to it in Clause Three subsection (c) of this Loan Agreement.

“ Optional Advance Payment ” has the meaning attributed to it in Clause Eighth subsection (a) of this Loan Agreement.

“ Forced Advance Payment ” has the meaning attributed to it in Clause Eighth subsection (b) of this Loan Agreement.

“ Disposal Period ” means the period that begins on the Signature Date and expires within 40 (forty) days following the Signature Date.

“ Interest Period ” has the meaning ascribed to it in Clause Five, subsection (b)(ii) of this Loan Agreement.

“ Person ” means an individual, partnership, corporation, business trust, joint venture, limited liability company, trust, irregular partnership, joint venture, or any other business entity or Government Authority, whether or not it has legal personality. own legal

“ Indemnified Person ” has the meaning attributed to said term in Clause Twenty-Fifth of this Loan Agreement.

“ Peso ” or “ Pesos ” means the legal currency in Mexico.

“ First Drawdown ” means the first Drawdown to be made in terms of this Loan Agreement, in accordance with the provisions of Clause Three of this Loan Agreement.

“ Unpaid Balance ” means on any date the unpaid balance of the principal of the Loan.

“ Solvent ” means, with respect to any Person at any time, that said Person is not found in any of the grounds to be declared insolvent in accordance with the provisions of articles 9, 10 and 11 of the Law of Commercial Insolvency (or any legal provision that replaces them).

“ Subsidiary ” means, with respect to any Person, any partnership, association, joint venture, limited liability company, trust, estate or any other entity of which (or in which) more than 50% of (a) if a company, the issued and outstanding shares of the Capital Stock with voting rights, (b) in the case of being a limited liability company, association, or co-investment, the social parts or participation in the capital or profits of said company of limited liability, association or co-investment, or (c) in the case of a trust or similar figure, the right to participate in its assets, is at that time, directly or indirectly, owned or controlled by, (x ) such Person, (y) such Person and one or more of its Subsidiaries, or (z) one or more of such Person's Subsidiaries.

“ CCP Rate ” means, with respect to any day, the last cost of capturing term liabilities denominated in national currency in charge of multiple banking institutions (CCP) for a term of 30 (thirty) days (or the term that is longer approaches the term of 30 (thirty) days), estimated and published by the Bank of Mexico in the Official Gazette of the Federation, on or before the day in question.

“ CETES Rate ” means, with respect to any day, the last annual yield rate of the primary placement of Federal Treasury Certificates (CETES) with a term of 28 (twenty-eight) days (or the term that is closest to the term of 28 (twenty-eight) days), determined by the Bank of Mexico on or before the day in question.

“ Interest Rate ” has the meaning ascribed to it in Clause Five, subsection (a)(i) of this Loan Agreement.

“ Default Interest Rate ” has the meaning attributed to it in the Sixth Clause of this Loan Agreement.

“ Substitute Rate ” has the meaning ascribed to it in Clause Five, subsection (a)(ii) of this Loan Agreement.

“ TIIE Rate ” means, for each Interest Period, the 28 (twenty-eight) day Equilibrium Interbank Interest Rate published by the Bank of Mexico in the Official Gazette of the Federation on the first day of the corresponding Interest Period and as updated monthly (with the corresponding update date coinciding with the first day of each Interest Period, during such Interest Period) during the corresponding Interest Period; provided that , in the event that the first day of the Interest Period is not a Business Day, the rate will be that published on the Business Day immediately prior to the start date of said Interest Period on which said rate is published.

“ EBITDA ” means, with respect to any Person, at the individual level, on any calculation date (a) operating income (calculated before taxes, interest expenses and extraordinary or unusual items) and (b) depreciation and amortization expenses. , in each case determined in accordance with IFRS applied consistently for the period in question.

“ Consolidated EBITDA ” means the EBITDA of the Borrower at the Consolidated Level.

(b)	Rules of interpretation . In this Loan Agreement:

(i)	the terms used with an initial capital letter will be equally applicable in the singular to the singular and plural forms in accordance with their respective meanings;

(ii)	when the context so requires, any pronoun must include the corresponding masculine or feminine or neutral form;

(iii)	references to this Loan Agreement or any other agreement, agreement or document, or any specific provision thereof, shall be construed as references to such instrument or provision as modified in accordance with its respective terms;

(iv)	all references to Clauses, Sections, subsections, paragraphs, Annexes and Appendices, shall be understood to be made with respect to the Clauses, Sections, subsections, paragraphs, Annexes and Appendices of this Loan Agreement, unless otherwise may be inferred from the context;

(v)	each and every one of the attached Annexes and Appendices form an integral part thereof;

(vi)	the words "including" "includes" and "include" shall be deemed to be followed by the phrase "without limitation" except as otherwise expressly provided in this Loan Agreement; Y

(vii)	Unless otherwise indicated in this Loan Agreement, any accounting term not expressly defined in this Loan Agreement shall be interpreted, prepared and, if applicable, consolidated in accordance with IFRS or generally accepted accounting principles in Mexico, as applicable. applicable, any accounting concepts that are not defined in subparagraph (a) immediately above will have the meaning that corresponds to said concepts in accordance with IFRS.

SECOND. Opening of Simple Loan . Subject to the terms and conditions established in this Loan Agreement, each Creditor agrees to make available to the Borrower during the Drawdown Period, credits (each one, a “ Loan ” and jointly, the “Credits”), for a total amount that will not exceed $14,000,000,000.00 (fourteen billion pesos 00/100) (the "Total Loan Amount" ), an amount that does not include interest, commissions and expenses generated in relation to the Loans. Each of the Lenders will be obliged to grant their respective Credit, up to an amount that will not exceed the amount of their Commitment established in Annex "B" of this Loan Agreement. The Credits will be disposed of by the Borrower in accordance with the provisions of the following Third Clause. The amounts drawn down in accordance with this Second Clause and paid may not be drawn down again by the Borrower.

THIRD. Loan Disposition Form . (a) The Loan will be made available to the Borrower in a maximum of 5 (five) drawdowns (each one, a “ Drawdown ”) during the Drawdown Period; in the understanding that , the minimum principal amount of the Drawdowns disbursed by the Borrower, on each Drawdown Date, will be a minimum of $100,000,000.00 (one hundred million Pesos 00/100) and, above said amount , in multiples of $5,000,000.00 (five million Pesos 00/100), except in the case of the last Drawdown, which may be for the remaining balance of the Total Loan Amount.

The Drawdowns may be made on any Business Day, within the corresponding Drawdown Period (each date on which a Drawdown is made; hereinafter, a " Drawdown Date "), provided that the Borrower has delivered a notice to the Agent Administrative Agreement of an irrevocable nature, duly signed by an Authorized Official of the Borrower in the terms of the format that is attached to this Loan Agreement as Annex "D" (the " Disposition Notice ") before 11:00 am (Mexico City time). ) with at least 2 (two) Business Days prior to the Drawdown Date, and specifying, at least, (i) the total amount of the respective Drawdown, (ii) the amount of the respective Drawdown that corresponds to fund each Creditor, which will be proportional to its Commitment, and may not exceed the amount of its respective Commitment, and (iii) the Drawdown Date. If the Drawdowns are not made once the Drawdown Period has concluded , the obligation of the Lenders to make Drawdowns in terms of this Loan Agreement shall be extinguished with respect to any undrawn amount of the Credit.

(b) The First Drawdown will be subject to compliance with the conditions established in subsection 1 of Clause Thirteen of this Loan Agreement and each subsequent Drawdown will be subject to compliance with the conditions established in subsection 2 of the Clause Thirteenth of this Loan Agreement and having delivered to the Lenders the Promissory Notes described in subparagraph (c) below. Unless otherwise agreed by unanimous vote of the Creditors, and the Borrower, each Drawdown will be made by each Creditor proportionally up to the amount corresponding to its Commitment.

(c) Each Drawdown will be made, in accordance with the provisions of subparagraph (e) below, against delivery by the Borrower to the Administrative Agent of a non-negotiable promissory note signed in favor of each Creditor, signed by the Borrower, as debtor, and by each of the Joint Obligors, as guarantors, through their respective legal representatives or fiduciary delegates, as applicable, whose text will be subject to the format established in Annex "E" of this Loan Agreement (together the " Promissory Notes " and each one, a " Promissory Note "), for the amount of the Loan Drawdown to each Creditor in accordance with this Loan Agreement and establishing the amortization schedule and the Maturity Date corresponding to each Credit. The parties expressly agree that (i) the subscription and delivery of the Promissory Notes will be made for the sole purpose of documenting the corresponding Drawdown and will not constitute a novation or modification of the Loan Agreement, (ii) subject to the provisions of Clause Sixteen, the Borrower authorizes the Lenders to assign the Notes, before or after their maturity, (iii) at any time, in the event that the terms of the Note(s) do not reflect the terms of this Loan Agreement (including any adjustment in the Applicable Margin), Any Creditor may request the Borrower to exchange the Promissory Note(s) documenting the respective Provisions made by said Creditor, in order to reflect the terms of this Loan Agreement, and (iv) any discrepancy between the provisions of the Promissory Notes and the provisions herein Loan Agreement, the provisions of this Loan Agreement shall prevail.

(d) Even when the conditions established in Clause Thirteen have been fulfilled for carrying out the corresponding Drawdown, and except for what is established in Clause Thirty-Third, in the event that any Creditor has not timely disbursed the funds that correspond, the Borrower agrees that an amount equal to the amount of the Loan that has not been disbursed by the corresponding Creditor may be reduced to the total amount of the Credit, to be granted to the Borrower on the Drawdown Date, without liability to the other Lenders. or the Administrative Agent. The Borrower may exercise the corresponding actions against the Creditor that has not disbursed the necessary funds. In the event that the Borrower and the Joint Obligors have signed a Promissory Note in favor of the Creditor that does not make the corresponding disbursement, the Borrower may immediately request the return of said Promissory Note and the Creditor in question shall have the obligation to return immediately and at the latest within 10 (ten) Business Days following the Borrower of said Promissory Note duly cancelled.

(e) Once the Administrative Agent receives a Notice of Disposition, it will immediately notify all Lenders of the receipt of said Notice of Disposition and the amount of said Disposition that corresponds to each Creditor in proportion to their respective Commitment. . Each Creditor, no later than the Drawdown Date, will pay the corresponding amounts of each Drawdown, to account No. 00108216010 , CLABE No. 044180001082160102 , Ref.: Edificio del Noroeste, Beneficiary: Scotiabank Commercial Portfolio Operation, that the Administrative Agent maintains with Scotiabank Inverlat, SA, before 11:00 am (Mexico City time) or any other account that the Administrative Agent notifies the Lenders from time to time, with at least 5 (five ) Business days in advance of any account change. Once the Administrative Agent has received all the amounts of the respective Drawdown in the aforementioned account, it will pay said amounts to the Borrower, in accordance with the provisions of the irrevocable instructions that the Borrower delivers on that same date to the Administrative Agent, in the account indicated by the Borrower in the Disposition Notice (the “ Agreement Account ”), before 2:00 p.m. (Mexico City time), on the corresponding Disposition Date, provided that the Administrative Agent received said amounts before 11:00 am.

QUARTER. Commissions . The Borrower undertakes to pay each of the Lenders (including the Agents), through the Administrative Agent, in the proportional part that their Commitment represents with respect to the Total Amount of the Credit, commissions and fees as agreed by the Borrower and each of the Lenders, respectively, in the Letter of Commissions. The payment of the commissions provided for in the Commissions Letter must be made on the date and in the manner agreed in the Commissions Letter, and will be paid by adding the corresponding value added tax.

FIFTH. Interests . (a)(i) The Borrower will pay the Lenders, through the Administrative Agent , without the need for prior request, ordinary interest on the Unpaid Balance of the Credit, during each Interest Period, as applicable, from the First Drawdown Date until the date on which the Unpaid Loan Balance is paid in full to the Lenders, at an annual interest rate that will be equal to the TIIE Rate applicable to each Interest Period (calculated by the Administrative Agent), plus the Applicable Margin (the “ Interest Rate ”).

(ii)            If on the Business Day on which any Interest Period begins (or in any update during the Interest Period) it is not possible to determine the value of the TIIE Rate, either because said rate ceased to exist or its publication was temporarily suspended , instead of the TIIE Rate, during said Interest Period exclusively, the following will be applied, precisely in the order indicated below (and the rate that results from applying the following rules will be the " Substitute Rate "):

First , the rate published by Banco de México as a substitute rate for the TIIE Rate or, if Banco de México does not publish any substitute rate for the TIIE Rate ;

Second , a rate equivalent to the sum of the CETES Rate as published on the first Business Day of the corresponding Interest Period (or, if it is not published on such date, the most recent published price available on said date) plus the difference between the TIIE Rate and the CETES Rate and according to the values of said rates published on the Business Day immediately prior to the date on which the TIIE Rate ceases to be published, or, if the price of the CETES Rate was not published in accordance with established in this Loan Agreement;

Third , the CCP Rate as published on the first Business Day of the corresponding Interest Period (or, if it is not published on such date, the most recent published price available on said date) plus the positive difference between the TIIE Rate and the CCP Rate and according to the values of said rates published on the Business Day immediately prior to the date on which the TIIE Rate ceases to be published, or, in the event that the TIIE Rate, the CETES Rate and the CCP Rate cease to exist, or at the time of calculating the interest, its price is not known;

Fourth , the rate that the Administrative Agent agrees with the Borrower , in good faith and in writing, as the substitute interest rate for the TIIE Rate for the purposes of this Loan Agreement, provided, however, that : ( i ) a from the date on which the TIIE Rate or the CETES Rate or the CCP Rate ceases to exist, as the case may be, and until the date on which the price of the corresponding Substitute Rate is known, or the Rate is republished. TIIE or that the Loan Parties agree on the applicable Substitute Rate, the Substitute Rate will be the interest rate applicable to the immediately preceding Interest Period; ( ii ) if the TIIE Rate stops being published for a period of more than 30 (thirty) days, and in said period the price of a substitute interest rate or the CETES Rate or the CCP Rate is not known, and the Agent Administrative Agent and the Borrower cannot agree on the applicable substitute interest rate, then the applicable interest rate will be the market rate determined by the Administrative Agent that has a financial cost closest to the cost of the TIIE Rate, which will immediately notify the Borrower, on the understanding that, in this case, the Borrower will have the right, but not the obligation, to pay the Administrative Agent the Unpaid Balance of the Loan and other accessories in accordance with clause Eight, subsection (a); and (iii) any interest rate determined in accordance with this Fifth Clause, will cease to apply when at the beginning of any subsequent Interest Period the Bank of Mexico republishes the TIIE Rate, its substitute rate or the price of the Rate is known. CETES or the CCP Rate.

In the event that the value of the TIIE Rate or the Substitute Rate is below 0 (zero), for purposes of calculating the payment corresponding to each Interest Period, the value of the TIIE Rate or the Substitute equal to 0 (zero). Due to the nature of this Loan Agreement, in no case may interest be generated in favor of the Borrower.

(b)(i)      Interest will be payable on the Interest Payment Date ; provided that the last Interest Payment Date must occur precisely on the Maturity Date.

(ii)            “ Interest Period ”, means, with respect to each Drawdown, (i) the period beginning on (and including) the corresponding Drawdown Date and ending on (excluding) the Payment Date of Immediately following Interest and, (ii) in relation to each subsequent period, the period beginning (and including) the day on which the immediately preceding Interest Period has ended and ending on (excluding) the immediately following Interest Payment Date ; provided that any Interest Period that otherwise ends after the Maturity Date will end on the Maturity Date .

(iii)            " Business Day " means for all purposes, any day, except Saturdays, Sundays and any official holiday in Mexico City, Mexico, or a day on which credit institutions are authorized or required, by law or order of authority, to close in said city.

(iv)            The ordinary interest accrued under this Loan Agreement will be calculated for the days actually elapsed on the basis of a year of 360 (three hundred and sixty) days, including the first of said days but excluding the last.

SIXTH. Default interest . In case of default in the payment of any amount payable under this Loan Agreement or the Notes (except ordinary interest), default interest will be accrued on the overdue and unpaid amount of the Loans from the date on which said payment should have been made until its payment. total, at an annual rate equal to the Interest Rate applicable during the period in which the default occurs and continues, as applicable, plus 2 (two) percentage points (the " Default Interest Rate ").

To calculate the default interest, the applicable Default Interest Rate will be divided by three hundred and sixty (360) and the result will be applied to the unpaid and overdue balances, thus resulting in the default interest for each day, which the Borrower is obliged to pay to the view under this Loan Agreement.

SEVENTH. Loan Amortization . The Borrower will pay the Lenders, through the Administrative Agent , without the need for any prior requirement, the unpaid principal balance of each Drawdown, through 1 (one) single amortization on the Maturity Date.

EIGHTH. Advance Payments .

(a)            Optional . The Borrower, as long as it is in compliance with its payment obligations, may make advance payments of the Unpaid Balance of the Loan (each one, an “ Optional Advance Payment ”) at any time, during the term of this Loan Agreement, at no cost or premium, in whole or in part, prior irrevocable written notice delivered to the Administrative Agent at least 3 (three) Business Days in advance. Any Optional Advance Payment that is partial must be made for a minimum amount of $50,000,000.00 (fifty million Pesos 00/100) and above said amount, in multiples of $10,000,000.00 (ten million Pesos 00/100).

(b)            Forced . As of the date that is 12 (twelve) months after the Signature Date, in the event that any amounts that have been arranged by the Borrower in terms of this Loan Agreement have not been applied to the Acquisition, the Borrower will have the obligation to make the advance payment of all said amounts precisely on said date (the " Forced Advance Payment ").

(c)            Both the Optional Advance Payments and the Mandatory Advance Payment (i) will be applied for the payment of the Credits, (ii) will be made to each of the Lenders, in the proportional part that their Commitment represents with respect to the totality of the Commitments, (iii) must be paid, together with the advance payment of principal, the interest accrued on the Loans, until the date of advance payment, (iv) will be applied to reduce the principal of the Unpaid Balance of the Loan in reverse order to its expiration and (v) if applicable, the Borrower must cover the costs of breaking the applicable funding in the event that said advance payment is made on a date other than an Interest Payment Date , said determination being made by each Creditor definitive and mandatory for the Borrower, except for manifest error. The amounts that are paid in advance may not be drawn again by the Borrower.

(d)            In the event that the Borrower does not make any advance payment that has been notified to the Administrative Agent on the date scheduled for the same, the Borrower will pay the Lenders, as soon as requested, any cost or expense incurred by any Creditor. in relation to said advance payment, as well as interest at the Default Interest Rate from the date scheduled for payment until the date on which the advance payment is made.

NINTH. Place and Form of Payment . (a)(i) The Borrower, through the Administrative Agent , will make all payments of principal, interest, commissions and any other sum payable with respect to the Credit, without any compensation, in immediately available funds before 12:00 pm ( Mexico City time) on the day the payment in question is due; in the understanding that , in the event that said payment is not received before 12:00 pm (Mexico City time), said payment will be considered received on the immediately following Business Day. Said payments will be made through the Agreement Account or any other account that the Administrative Agent notifies the Borrower at least 5 (five) Business Days in advance of any payment, in Pesos. The Administrative Agent , on the same Business Day in which it receives a payment from the Borrower in the terms of this Clause, will distribute to each of the Lenders the corresponding part (determined in accordance with the provisions of Annex "B " ), of each Borrower's payment received by the Administrative Agent ; The Administrative Agent will not have the obligation to carry out any of said distributions, until it has effectively received said payment from the Borrower and the Borrower will not have any responsibility with respect to said distribution. For purposes of clarity, the parties expressly agree and acknowledge that the Borrower will be released, absolutely and unconditionally, from its payment obligations under the Loan Documents, of any nature, upon delivering the corresponding amounts, in accordance with the provisions of this Clause.

(ii) The Borrower will pay the Lenders, through the Administrative Agent, all amounts of principal, interest and other amounts payable in accordance with the Loan Documents, free, exempt and without withholding or deduction on account or on account, of any Tax taxing such amounts now or in the future, payable in any jurisdiction from which such payment is made. If on any occasion any Governmental Authority of any jurisdiction from which said payment is made imposes a withholding, charges or collects any Tax, on or with respect to the Loan Documents, or any payment that must be made pursuant to them, with respect to a Lender or Administrative Agent that is not a resident in Mexico for tax purposes, the Borrower will pay to the corresponding tax authority, on behalf of the Lenders, the amount of any of said Taxes, and will pay the Lenders the additional amounts required to ensure that each one of the Lenders receive the full amount that they would have received if said Taxes had not been paid or withheld, and deliver to each one of the Lenders the original receipts or other satisfactory evidence for each Creditor, of the payment of any Tax, within 30 (thirty) days following the date on which said Tax is due and payable, in accordance with the applicable legal provisions.

(iii) Notwithstanding any provision to the contrary established in this Loan Agreement, the Borrower will not be obliged to pay additional amounts in the manner described in the previous paragraph, with respect to those Taxes or portion thereof other than those that are attributable to a Foreign Financial Institution (currently 4.9% (four point nine percent)), unless the Administrative Agent notifies the Borrower that a Cause of Early Maturity has occurred and continues, and in said event (x) only while said Cause of Maturity Advance subsists and (and) up to the rate that is applicable to a Foreign Financial Institution.

(iv) Any Creditor may immediately notify the Borrower of any requirement, notification, demand for payment or any other notice received from any Governmental Authority referred to in subparagraph (ii) above, with respect to Taxes, so that the Borrower attends promptly said requirement, notification, demand or notice, pay said Tax and keep the respective Creditor in peace and safe with respect to said requirement, notification, demand for payment or notice, on the understanding that, in such case, the respective Creditor will deliver to the Borrower any document that the respective Creditor possesses or a copy of the same, that it requires with respect to any procedure related to said requirement, notification, demand for payment or notice.

(b)            The payments received by the Lenders must be applied:

first , for the reimbursement of costs and expenses of the Lenders invoiced to the Borrower that are unpaid after their due date (which will not be less than 5 (five) Business Days following the date on which the Borrower receives said invoice) , second , for the payment of accumulated and unpaid default interest,

third , for the payment of accumulated and unpaid ordinary interest,

fourth , to the payment of the unpaid principal of the Loans,

fifth , to the payment of any other amount payable under this Loan Agreement.

(c) In the event that any of the Lenders receives from the Borrower (or from any third party, on behalf of the Borrower) any amount greater than the amount it is entitled to receive, for any concept, in accordance with this Loan Agreement, said Creditor must distribute to each one of the other Lenders the corresponding surplus according to the participation of each Creditor in the Credits.

(d)            In the event that any payment obligation of the Borrower falls due on a day that is not a Business Day or on a day that does not exist in the calendar month in which said payment must be made, said payment must be made on the immediately following Business Day. ; provided , however , that in no case said obligation may be later than the Expiration Date.

TENTH. Joint Obligation . Under the terms of articles 1987, 1988, 1989 and other applicable articles of the Federal Civil Code, as well as the correlative articles of the Civil Codes of other States of the Mexican Republic and the Federal District (currently Mexico City), each Joint Obligor assumes, jointly and severally with the Borrower and other Joint Obligors, the obligation to make all and any payments of principal, interest, commissions and other amounts payable in accordance with the Loan Documents, for which the Administrative Agent and the Lenders may demand the payment of said amounts indistinctly to the Borrower and/or to any of the Joint Obligors individually or jointly.

In addition to the joint and several obligation assumed in this Clause, the Joint Obligors undertake to subscribe all the Promissory Notes that must be subscribed in accordance with this Loan Agreement as guarantors.

Likewise, in the event that the Joint Obligors make a payment on behalf of the Borrower, they undertake not to repeat against the Borrower and the other Joint Obligors, as the case may be, until the Lenders have received everything owed to them. in accordance with the Loan Documents.

ELEVENTH. Obligations to Do. During the term of this Loan Agreement, and while any amount payable under the Loan Documents remains unpaid or a Commitment in force, the Borrower and the Joint Obligors undertake to comply and make their Subsidiaries and IBSA as specifically indicated in each subsection below (in the latter case, as a protection mechanism for the purpose of the Securities Pledge Agreement), comply with the following. For purposes of clarity, the parties clarify and agree that IBSA does not acquire any obligation in this Loan Agreement and any obligation of the Borrower and/or the Joint Obligors related to said entity, as a guarantee protection mechanism, will be considered exclusively a Cause of Early Termination and will not give rise to forced execution or grant any recourse against IBSA.

(a)            Conduct of Business and Maintenance of Corporate Existence . The Borrower and the Joint Obligors will continue to dedicate themselves predominantly to the same type of activities and businesses to which they are currently engaged, and will conserve and maintain their legal existence.

(b)            Financial Statements and Other Reports . The Borrower will deliver to the Administrative Agent (with a copy for each of the Lenders) :

(i)	as soon as possible, but, in any case, within 120 (one hundred and twenty) calendar days following the close of each fiscal year of the Borrower, a copy of the individual and consolidated audited financial statements, if applicable, of the Borrower corresponding to said fiscal year, prepared in accordance with IFRS, including the balance sheet, income statement, cash flow statement and changes in the Borrower's stockholders' equity for said fiscal year, accompanied by an opinion issued by a office of independent public accountants acceptable to the Administrative Agent, together with a certificate from an Authorized Official of the Borrower, stating that (i) the Financial Obligations referred to in subsection (n) of this Eleventh Clause applicable in that time and includes all information and calculations necessary to determine compliance with such Financial Obligations, and (ii) that a Default or Cause of Early Termination has not occurred or continues, or, if a Default or Cause of Early Termination has occurred and continues, a statement regarding the nature of the same, as well as the acts that have carried out and propose to carry out with respect to it; and

(ii)	as soon as possible, but, in any case, within 60 (sixty) calendar days following the close of each quarter of each fiscal year of the Borrower, (x) the individual internal financial statements of the Borrower, which include the balance sheet and income statements, statement of cash flow and changes in stockholders' equity, corresponding to the period beginning at the end of the immediately preceding fiscal year and ending at the end of said quarter, (and) a position report of financial instruments at the end of said quarter and (z) the report on the participation of the Borrower and Joint Obligors in the Consolidated EBITDA, in all cases certified by any Authorized Official of the Borrower that they were prepared in accordance with accounting principles generally accepted in Mexico and, as of December 31, 2022, in accordance with IFRS, and together with a certificate from a Fun Authorized Officer of the Borrower declaring that (i) the Financial Obligations referred to in subparagraph (n) of this Eleventh Clause applicable at that time are being fulfilled and includes all the information and calculations necessary to determine compliance with said Financial Obligations , and (ii) that a Default or Cause of Early Termination has not occurred or continues, or, if a Default or Cause of Early Termination has occurred and continues, a statement regarding the nature of the same, as well as the acts that have made and propose to make with respect to it.

(c)            Notices . The Borrower will notify the Administrative Agent (and the Administrative Agent will notify each of the Lenders), as soon as it occurs, but in any case, within 5 (five) calendar days following the date on which any of the following occurs events: (i) a Default or Cause of Early Maturity, through a statement from an Authorized Official of the Borrower indicating the details of said Default or Cause of Early Maturity and the acts that the Borrower has performed and proposes to perform with respect to the same ; (ii) any change in any provision applicable in Mexico, of which an Authorized Official of the Borrower becomes aware, that may affect the amount or time of receipt of any amount payable under this Loan Agreement, the Notes or the other Loan Documents or , in general that affects or that could reasonably be expected to have a Material Adverse Effect, (iii) any breach or cause of breach of any contractual obligation of the Borrower, the Joint Obligors or any of their respective Subsidiaries that affects or that could reasonably be expected have a Material Adverse Effect, (iv) any litigation, action and proceeding before any court, Government Authority or arbitration panel that affects or that could reasonably be expected to have a Material Adverse Effect, (v) any call for a strike or work stoppage due to part of the workers of the Borrower, the Joint Obligors or their respective Subsidiary Entities that affects or that could reasonably be expected to have a Material Adverse Effect , (vi) any significant change in the treatment of its accounting policies and practices, and (vii) any development, occurrence or event, of any nature, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)            Compliance with Laws and Contractual Obligations . The Borrower and the Joint Obligors will comply, and will cause each of their respective Subsidiaries, to comply with the applicable laws, regulations, orders, judgments, awards, rules or requirements of any Governmental Authority (including, in relation to licenses, certificates , permits, notices, records and other government authorizations, of any nature, necessary to maintain ownership or possession of its assets or to carry out its activities, laws on economic competition, Environmental Laws (including technical standards and provisions on management and discharge of hazardous materials or waste), tax laws and laws regarding social security obligations and pension funds), as well as with all its obligations derived from any contract, agreement, security to which they are a party or that they have signed (in any way) relevant or necessary to maintain the ordinary course of their business and whose breach, if any, does not result or can reasonably be expected to result in a Material Adverse Effect.

(e)            Payment of Obligations . The Borrower and each of the Joint Obligors will pay, and will cause each of their respective Subsidiaries to pay, before incurring in default, (i) all taxes, contributions, rights and government charges that are determined, imposed or required ( including, without limitation, in matters of social security, housing or retirement, property tax, payment for water rights and any similar or analogous tax that in the future substitutes or replaces the previous ones), and (ii) all claims that are made in accordance with law, whose non-payment, by operation of law, results in a lien on their assets; provided , however, that neither the Borrower, the Joint Obligors nor their respective Subsidiaries will be obliged to pay or cause to be paid any taxes, charges or claims that are challenged in good faith and through appropriate procedures, and with respect to which Adequate reserves are maintained in accordance with accounting principles generally accepted in Mexico or IFRS, as applicable.

(f)            Provision of Funds . The Borrower and the Joint Obligors agree to contribute any necessary funds in addition to the proceeds of this Loan, as necessary, for the execution and liquidation of the Purchase and the Tender Offers.

(g)         Books and Records . The Borrower and the Joint Obligors shall keep, and shall cause each of their respective Subsidiaries to keep, adequate record books and accounts, in which complete and correct entries shall be made with respect to all financial operations and the assets and businesses of the Borrower, the Joint Obligors and each of their respective Subsidiaries, whose entries will be made in accordance with accounting principles generally accepted in Mexico or IFRS, as applicable.

(h)            Inspection Fees . The Borrower and each of the Joint Obligors must allow the representatives designated in writing by the Administrative Agent or by any Creditor, inspect the accounting records and/or properties of the Borrower, the Joint Obligors and their respective Subsidiaries. Said reviews and inspections will be carried out as frequently as requested, prior written notification to the Borrower at least 3 (three) Business Days in advance ( except in the event that there is and continues a Cause of Early Termination, in which case no prior notification will be required), with the respective expenses being borne by the Lenders who carry out the review or inspection in question ( except in the event that there is and continues a Cause of Early Maturity, in which case said expenses will be borne by of the Borrower). Said reviews and inspections will be carried out on Business Days and during business hours in such a way that they do not interfere or interrupt the operations of the Borrower, the Joint Obligors or their respective Subsidiaries. The Lenders and the Administrative Agent, in compliance with the provisions of the Loan Institutions Law and other applicable provisions, will maintain banking and stock market secrecy and, consequently, will maintain (and oblige their representatives to maintain) the information of the Borrower confidentially. , the Joint Obligors and their respective Subsidiaries that they obtain as a result of the reviews or inspections provided for herein and the others that they receive on a confidential basis, as long as said information does not become public through channels other than the Lenders, the Administrative Agent or their respective representatives; in the understanding that , the Lenders or the Administrative Agent, as the case may be, may disclose said information when they are obliged to do so in accordance with the applicable legislation or by virtue of a written request from the competent Government Authority.

(i)            Insurance Maintenance . The Borrower and each of the Joint Obligors, as applicable, will maintain, and will cause each of their respective Subsidiaries to maintain, insurance with recognized insurance companies and in accordance with industry practices for similar companies with similar properties in the same business areas in which the Borrower, the Joint Obligors or their respective Subsidiaries operate.

(j)            Payment Priority . The Borrower and each Joint Obligor will carry out all the necessary acts so that, at all times, the Borrower's obligations and the obligations of the Joint Obligors in accordance with this Loan Agreement constitute general obligations without a specific guarantee from the Borrower and the Joint Obligors, with a priority of payment at least equivalent ( pari passu ) with respect to the payment of any other obligations, present or future, direct, unsubordinated and unsecured of the Borrower and the Joint Obligors (with the exception of those obligations that have preference according to the Applicable Law).

(k)            Transactions with Affiliates . The Borrower and each of the Joint Obligors will carry out, and will cause each of their respective Subsidiaries to carry out, all operations with any of its Affiliates under market conditions that are reasonable and no less favorable for the Borrower, the Joint Obligors or for any of its respective Subsidiaries, as the case may be, than those it would obtain in a transaction comparable in commercial terms with a person that is not your Affiliate.

(l)            Loan Destination . The Borrower will use the Loan resources for (i) the payment of the Acquisition price and related expenses , in the understanding that the price will be set at the Borrower's discretion, subject to the provisions of the applicable legislation, and (ii) the payment of debt service during the following two (2) Interest Periods and any costs, expenses and commissions related to the negotiation, preparation and execution of the Loan Documents. The Borrower acknowledges that the aforementioned exclusivity of use of funds was an essential condition and determining reason on the part of the Lenders for the evaluation and granting of this Credit. Neither the Structuring Agents, nor the Agents, nor the Lenders will be responsible for the use that the Borrower gives to the Loan resources.

(m)            Asset Maintenance . The Borrower and each of the Joint Obligors will maintain and conserve, and will cause each of their respective Subsidiaries to maintain and conserve, all their assets that are used or that are necessary for the performance of their activities in good condition and under normal conditions, except for ordinary wear and tear; provided that said obligation shall not prevent the Borrower, any of the Joint Obligors or any of their respective Subsidiaries from discontinuing the operation and maintenance of any of their assets, the discontinuation of which is desirable in the conduct of their business and that said discontinuation , individually or jointly, does not result or can reasonably be expected to result in a Material Adverse Effect.

(n)            Maintenance of Government Authorizations . The Borrower and each Joint Obligor will maintain and will cause their respective Subsidiaries to maintain in full force and effect, all the authorizations of, and registrations with, any Government Authority that are necessary in accordance with the Applicable Law for the performance of their activities (including, without limitation, laws regarding economic competition or laws regarding the protection of the environment or health), and for the fulfillment of its obligations in accordance with this Loan Agreement and for the validity or enforceability of this Loan Agreement, except that the lack of maintaining any such authorizations or records does not result or could reasonably be expected to result in a Material Adverse Effect.

(o)            Financial Obligations .

(i)	Subject to the provisions of Clause Eleventh, subsection (q)(ii), the Borrower and the Joint Obligors undertake to maintain or cause to be maintained, at all times, during the term of this Loan Agreement , a Minimum Guarantee Capacity equal to or greater than 2.0x (twice); provided , however, that as of the Adjustment Event, if any, the minimum Collateral Capacity must be the greater of: (and) a Collateral Capacity equal to or greater than 2.0x (twice), and (z) 50% (fifty percent) of the shares representing the Capital Stock of IBSA.

(ii)	In the event that an Additional Joint Obligor becomes a Consolidated Entity of the Borrower, as of that date, the Borrower undertakes to maintain or cause to be maintained, at all times, during the term of this Loan Agreement :

(1)	a Leverage Ratio no greater than 2.5x (two point five times); Y

(2)	an Interest Coverage Ratio of no less than 3.5x ( three point five times).

in the understanding that said indices will be calculated at the end of each calendar quarter of each fiscal year, except for the Guarantee Capacity, which must be calculated daily by the Collateral Agent.

(p)            Additional Joint Obligors . The Borrower will cause any of its Subsidiaries to become Joint Obligations under Clause Ten of this Loan Agreement and guarantors (provided they are constituted in accordance with the laws of Mexico) with respect to any Promissory Note signed by the Borrower under this Loan Agreement, provided that it is necessary so that at all times while the obligations of the Borrower are in force in accordance with this Loan Agreement and the rest of the Loan Documents, the sum of the total assets and EBITDA at the Consolidated Level of said Subsidiaries of the Borrower, represent at least 85% (eighty-five percent) of the total assets at the Consolidated Level of the Borrower and the Consolidated EBITDA. For such purposes, the Borrower undertakes to cause (i) said Subsidiary(ies) to grant and celebrate within 10 (ten) Business Days following the date on which the the need to incorporate said Subsidiary(s) as Joint Obligation(s), an Adherence Agreement to this Loan Agreement in terms of Exhibit "F" and constitute as guarantee of the Promissory Notes, for which the Promissory Notes in force on said date must be replaced, and (ii) deliver the corporate information of said Subsidiary(s) to the Administrative Agent evidencing the powers to sign said Adhesion Agreement and Promissory Notes together with a legal opinion that confirm the capacity, powers, validity and enforceability of said guarantee in terms satisfactory to the Administrative Agent. The Borrower must also submit a report to the Administrative Agent, on a quarterly basis, in which the percentage that the Borrower and each of the Joint Obligors represents with respect to the Consolidated EBITDA at that time is reflected.

(q)            Relevant Agreements . The Borrower and the Joint Obligors shall comply with all their obligations under the Relevant Agreements, except for those obligations whose breach does not result or could result in early expiration, or in the termination or rescission of the respective Relevant Contract.

(r)            Guarantee Documents . (i) At least 2 (two) Business Days prior to the First Drawdown Date, the Pledge Debtors will deliver to the Administrative Agent and the Security Agent evidence of (1) the execution of the Stock Pledge Contract, (2) the transfer of the pledged shares, in terms of Article 204 of the Securities Market Law, to the account with SD Indeval Institucion para el Depósito de Valores, SA de CV notified in writing by the Guarantee Agent to the Pledgors, and (3) compliance with the Guarantee Capacity as of the Date of First Layout .

(ii) The Pledge Debtors, jointly and severally, undertake to maintain pledged shares representing IBSA's Capital Stock under the terms of the Securities Pledge Agreement, the value of which is such that the Guarantee Capacity is equal to or greater than the minimum applicable in terms of the provisions of subsection (n)(i) of this Eleventh Clause.

In the event that, as a result of a decrease in the value of the shares representing IBSA's Capital Stock or for any other reason, at any time, the Guarantee Capacity is less than the Guarantee Capacity Trigger, the Guarantee Agent Guarantees must notify as soon as it becomes aware of such decrease, at the latest within 5 (five) Business Days after such decrease is recorded, the Joint Obligors and the Borrower (with a copy to the Administrative Agent and the Lenders) of said circumstance (the notification in question, a " Notice of Deficiency in the Capacity of the Guarantee "). If a Notice of Deficiency in the Capacity of the Guarantee has been received, the Borrower no later than the closing of banking operations of the Guarantee Agent on the third Business Day immediately following the delivery of the Notice of Deficiency in the Capacity of the Guarantee (the " Restitution Date ”), must demonstrate, to the satisfaction of the Guarantee Agent, having made an Optional Advance Payment in cash of the Loans for the amount necessary so that the Guarantee Capacity is equal to or greater than the Guarantee Capacity Trigger. Guarantee (the “Guarantee Capacity Restoration Amount ”), on the understanding that in the event that the Borrower does not make the cash payment of the Guarantee Capacity Restoration Amount no later than the closing of banking operations of the Agent of Guarantees on the Restitution Date, (x) the Borrower and the Joint Obligors, as soon as possible, but in any case within a period that may not exceed 5 (five) Business Days, undertake to pledge in accordance with the Securities Pledge Agreement an additional number of shares representing the Capital Stock of IBSA whose value is equivalent to reach the Amount of Restoration of the Guarantee Capacity, or (and) the Borrower undertakes to contract and deliver to the Guarantee Agent one or more standby letters of credit for an amount equivalent to the Amount of Restoration of the Guarantee Capacity, issued or issued by a credit institution of recognized solvency in Mexico, or a combination of the above for an amount equivalent to the Amount of Restoration of the Guarantee Capacity .

For the purposes of the provisions of this subsection (q)(ii) and this Loan Agreement:

(1)	the value of the shares representing the Capital Stock of IBSA will be the closing price of said shares on the Mexican Stock Exchange on the corresponding observation date, as indicated in the Stock Market Bulletin or any other means published or authorized by the Mexican Stock Exchange, on the understanding that, in the event of an interruption in the listing of IBSA shares on the Mexican Stock Exchange for any reason ( including the suspension of the listing), which continues for more than one (1) Business Day, the value of IBSA shares will be the last value reported by the Mexican Stock Exchange;

(2)	The value of any letter of credit issued in favor of the Guarantee Agent will be equivalent to the nominal value of the letter of credit in question, in the understanding that letters of credit with a total nominal value may not be granted to the Guarantee Agent in guarantee. that exceeds 20% (twenty percent) of the Unpaid Balance of the Loan on said date; Y

(3)	The Borrower agrees that only letters of credit issued by institutions of credit quality not less than AA or its equivalent on the international scale may be granted as collateral in favor of the Guarantee Agent, at the discretion of the Lenders.

(iii) The Pledge Debtors shall comply with each and every one of the obligations for which they are responsible contained in the Securities Pledge Contract, and shall sign and deliver to the Security Agent and the Lenders any documents and shall carry out any action that they reasonably request, in order to constitute, perfect, protect, preserve and maintain in full force and effect the rights of the Security Agent under the Securities Pledge Agreement, on the understanding that all reasonable and documented, detailed and verified costs and expenses, arising from, or related to, the foregoing, will be borne by the Borrower and the Joint Obligors.

(s)            Additional Obligations . The Borrower and the Joint Obligors must comply with each and every one of the terms and obligations under their charge contained in the Loan Documents, as well as sign and deliver those documents to the Administrative Agent and the Lenders , and carry out any action in relation with the Loan Documents that correspond to them, that the Administrative Agent reasonably requests, in order to protect, preserve and maintain in full force and effect the rights of the Administrative Agent and the Lenders pursuant to them.

(t)            OFAC . Immediately after knowledge by an Authorized Official, the Borrower or the Additional Obligors, as the case may be, must notify the Administrative Agent in writing if any of them, their Subsidiaries or any of the Persons that Control them and their successors in title, will come to find on the Lists of Restricted Persons, and they must carry out those actions that are reasonably necessary to remedy the violations of the laws that are applicable with respect to the Borrower, the Joint Obligors and their Subsidiaries .

(u)            Anti-Corruption Provisions. Both the Borrower and the Joint Obligors must remain in compliance with the Anti-Corruption Provisions, in the understanding that non-compliance will be verified only in the event that a sanction or order is issued by a Government Authority and it remains in force and without being discarded or be reversed within 45 (forty-five) calendar days following its issuance, except when (i) said sanction or order has not caused a state and an appeal or ordinary means of defense against it filed in good faith by the Borrower or the Joint Obligors, or (ii) an order to suspend the execution of said sanction or order has been decreed and continues, and said suspension has been duly guaranteed.

TWELFTH. Obligations not to do . As long as any amount payable under the Loan Documents remains unpaid, unless otherwise expressly authorized by the Lenders, through the Administrative Agent, the Borrower and each Joint Obligor agree to comply and have their Subsidiaries and IBSA as specifically stated in each subsection below (in the latter case, as a protection mechanism for the purpose of the Securities Pledge Agreement), comply with the following. For purposes of clarity, the parties clarify and agree that IBSA does not acquire any obligation in this Loan Agreement and any obligation not to do, of the Borrower and/or the Joint Obligors related to said entity, as a guarantee protection mechanism, will be considered exclusively a Cause of Early Termination and will not give rise to forced execution or grant any recourse against IBSA.

Additionally, the parties to this Loan Agreement expressly agree and acknowledge that the provisions contained in subsections (c) and (d) of this Clause Twelfth shall not apply with respect to assets and rights other than shares of IBSA and any product ( including, without limitation, dividends and distributions) thereof, which are in the equity of the Joint Obligors. Therefore, the Joint Obligors may dispose of, encumber and dispose by any legally permitted means, the assets that are in their equity other than IBSA shares and any product (including, without limitation, dividends and distributions) of the same, without that this is considered a Default and without the need for the consent or consent of the Lenders or Agents of this Loan Agreement.

(a)            Change in Nature of Business . Neither the Borrower nor the Joint Obligors will substantially change the course and nature of their main activities as they are carried out on the date of this Loan Agreement.

(b)            Indebtedness . The Borrower and each of the Joint Obligors undertake not to assume or allow it to exist, and the Borrower and the Joint Obligors undertake that none of their respective Subsidiaries, except IBSA, constitute, assume or allow the existence of Debt in addition to the Loan .

(c)            Disposal of Assets . Neither the Borrower nor the Joint Obligors may, without the prior written authorization of the Administrative Agent , sell, lease or otherwise dispose of their assets outside the ordinary course of business.

(d)            Liens . The Borrower and each Joint Obligor will not create, assume or allow any Lien to exist on any of their assets and will prevent their respective Subsidiaries from creating, assuming or allowing any Lien to exist on any of their respective assets, whether they are currently owned by them. owned or acquired after this date, except in the case of the following Encumbrances (" Allowed Encumbrances "):

(i)	Encumbrances or deposits derived from any obligation of a fiscal or labor nature or created by the ministry of law, provided that they have been challenged in good faith through the corresponding procedures and in respect of which reserves or any other necessary provision have been created. in accordance with accounting principles generally accepted in Mexico or IFRS, as applicable;

(ii)	Encumbrances that exist as a result of any sentence or court order of any court, unless said sentence is not declared inadmissible or its effects have been suspended by another court order within 60 (sixty) calendar days following its date;

(iii)	the Lien constituted under the Securities Pledge Agreement; Y

(iv)	Liens that renew, extend or replace any of the Permitted Liens mentioned in paragraph (iii) above, provided that the amount of the Debt guaranteed by said Liens is not increased or the term thereof is not reduced and said Liens do not extend to separate assets.

(e)            Payment of Dividends or Distributions . (i) The Borrower and the Joint Obligors agree and undertake to make their respective Subsidiaries refrain from entering into, creating or assuming any obligation or contractual arrangement that, directly or indirectly, prohibits or restricts, or that has the effect of prohibiting or restrict, or impose any condition on the declaration or payment of dividends or distributions of any kind to its shareholders and/or trustees, as applicable, the granting of credits or loans by any Subsidiary of the Borrower or Joint Obligor, the Borrower or the Obligors Solidarity.

(ii) The Borrower and the Joint Obligors undertake not to pay dividends or make distributions to their shareholders and/or trustees, as applicable.

(f)            Accounting . The Borrower and the Joint Obligors agree and undertake to make their respective Subsidiaries refrain from making changes to their accounting that are contrary to current legal provisions, unless such changes are necessary for purposes of being in compliance with the principles of accounting generally accepted in Mexico or IFRS, as applicable, and the same are agreed by the Lenders.

(g)            Consolidations and Mergers . Without the prior written consent of the Administrative Agent (as authorized by the Lenders in terms of Clause Twenty and Twenty Six of this Loan Agreement), which may not be unjustifiably denied, neither the Borrower nor the Joint Obligors may and will cause its Subsidiaries, and IBSA, to refrain, in one or more related operations, from (i) consolidating or merging (as merger or merger) with any other Person, including in the case of a merger (A) between the Borrower, as merger and any Joint Obligor or Subsidiary of the Borrower, as merged, (B) between Joint Obligors, (C) of a Subsidiary, as merged, with a Joint Obligor, as merger , or (D) between Subsidiaries of the Borrower), (ii) be spun off, or (iii) directly or indirectly transfer, deliver, sell, lease (outside the ordinary course of business) or otherwise dispose of all or substantially all of its assets or assets in favor of any Person.

(h)            Liquidation and Dissolution of the Borrower . Neither the Borrowers, nor the Joint Obligors, nor IBSA, may initiate a procedure or pass a resolution to be dissolved or liquidated (or to undergo a liquidation or dissolution) or to dissolve or liquidate any of its Subsidiaries, except (i) that said Subsidiaries are not necessary and (ii) said dissolution and liquidation do not adversely and significantly affect the obligations of the Borrower or the Joint Obligors under this Loan Agreement.

(i)            Debt Forgiveness . Neither the Borrower nor the Joint Obligors may, nor will they allow their respective Subsidiaries to forgive or grant relief with respect to Debt payable to any of them, except for Debt between the Borrower and the Joint Obligors or between the Joint Obligors.

(j) Corporate     Bylaws; Constitutive Documents . Neither the Borrower, nor the Joint Obligors, nor IBSA may, nor will they allow their respective Subsidiaries to modify (i) the corporate purpose or any provision of its bylaws, or (ii) the purposes of the trust or any provision of its documents constituents that, in any case, may have a Material Adverse Effect, without the prior consent of the Administrative Agent.

(k)            Capital Investments . Neither the Borrower nor the Joint Obligors may, and the Borrower and the Joint Obligors shall not allow their Subsidiaries to incur expenses or commit expenses related to the acquisition of fixed assets and/or CAPEX outside the ordinary course of business (including representative interests of the Social Capital of a Person).

(l)            Delist IBSA . The Borrower and the Joint Obligors undertake not to carry out the delisting of the shares representing the Capital Stock of IBSA from the Mexican Stock Exchange, and/or cancel the registration of the shares representing the Capital Stock of IBSA in the National Registry of Securities maintained by the National Banking and Securities Commission, including, for purposes of clarity, convening an IBSA Shareholders' Meeting in which the cancellation of said registration on the agenda is put to a vote, without the prior authorization of written by the Lenders, which may not be denied unjustifiably.

(m)            No Sanctioned Activities . The Borrower undertakes not to allocate (directly or indirectly) the amount of the Credit, nor lend, contribute or in any way make said resources available to any of its Subsidiaries, Affiliates, associates or any third party, to (1) finance activities or businesses (i) of any Person, (ii) with any Person or (iii) in any country or territory, which at the time of said funding is subject to or subject to (or whose government is subject to or subject to) Sanctions, (2) in any other way, carry out directly or through any third party, acts or omissions that may result in a violation of a certain Sanction, or (3) any purpose that contravenes the provisions of the UK Anti-Bribery Act 2010 ( United Kingdom Bribery Act 2010 ), the United States Foreign Corrupt Practices Act of 1977 ( the United States Foreign corrupted practices Act of 1977 ) or any other similar legislation in the other jurisdictions in which the Borrower and its Subsidiaries have operations .

THIRTEENTH. Conditions for the Drawdown of the Loan

1.            Precedent Conditions for the Signature Date .

The Signature Date will be subject to the Administrative Agent has received on or before said date, the following documents, and that the following conditions have been met, as confirmed in writing by the Administrative Agent to the Borrower:

(a)            Corporate and Financial Documents . The Administrative Agent must have received the following documents:

(i)	a simple copy of (i) the public deeds containing the constitution and current corporate bylaws of the Borrower; and (ii) with respect to each of the Joint Obligors, simple copy of the trust agreements corresponding to Trust F/000239 and Trust F/000118, as well as any amendment thereto;

(ii)	a simple copy of the public deeds stating the powers to carry out (i) acts of administration and to execute debt instruments of the representative or representatives of the Borrower, and (ii) acts of administration and to execute debt instruments of the representative or representatives of each of the Joint Obligors to celebrate the Loan Documents, as well as the other documents that must be signed in accordance with them;

(iii)	a simple copy of (i) the corporate and third-party authorizations (including any Governmental Authority) that, if applicable, are required in accordance with the Borrower's bylaws, and (ii) a simple copy of the resolutions of the technical committee of each of the Fideicomiso F/000239 and of the Fideicomiso F/000118 that, if applicable, are required in accordance with the constitutive documents of each of the Joint Obligors where the signing, delivery and fulfillment of the Loan Documents are authorized;

(iv)	copy of the individual consolidated financial statements of the Borrower as of December 31, 2019, 2020 and 2021 and internal financial statements of the Borrower as of June 30, 2022 .

(iv)	a copy of the statements of accounts of each of Trust F/000239 and Trust F/000118 as of July 31 2022 .

(b)            Legal Opinion . The Administrative Agent must have received original copies of a legal opinion from Bufete Robles Miaja, SC , Mexican legal advisor to the Borrower, substantially in the format attached to this Loan Agreement as Exhibit "H-1" , addressed to the Structuring Agents, the Agents and Lenders, dated the Signature Date.

(c)            Statements . Each and every one of the statements made by the Borrower and the Joint Obligors under this Loan Agreement must be true, complete and correct in all its substantial aspects on and after the Signature Date.

(d)            Absence of Causes for Early Maturity . On the Signature Date, there must not exist and continue any Non-Compliance or Cause of Early Maturity, nor any fact that with the passage of time or by given notice, or both, could constitute a Cause of Early Maturity.

(e)            Absence of Material Adverse Effect. There shall be (i) no judicial or arbitration proceedings, or proceedings before any Governmental Authority, pending or (of which the Borrower, the Joint Obligors or any of its respective Subsidiaries is aware) threatened thereof against the Borrower, the Joint Obligors or any of its respective Subsidiaries that (1) could reasonably be expected to have a Material Adverse Effect or (2) could affect the legality, validity or enforceability of the Loan Documents, and (ii) have occurred before or as a consequence of the execution of the Loan Documents, no event or condition that has or could have a Material Adverse Effect .

(f)            Governmental Authorizations. As of the Signature Date the Borrower, the Joint Obligors shall have received all necessary governmental and third party approvals and approvals in connection with the transactions contemplated by this Agreement, including those necessary for the consummation of the Acquisition

(g)            Compliance with Laws . On the Signature Date (i) there should be no law, regulation or decree that could impose adverse conditions relevant to the Loans and (ii) neither the signing of this Loan Agreement, nor the other Loan Documents nor any of the transactions contemplated in any of them may be in conflict or violate, or result in a Cause of Early Termination, in accordance with any contract, agreement or instrument to which the Borrower or any of the Joint Obligors is a party or is bound.

(h)            KYC . That the Administrative Agent receive any other documents that it reasonably requests so that the Agents and the Lenders can comply with their obligations of knowledge of the client, also known as “ know your customer ” (“KYC”), in accordance with the applicable legal provisions.

2.            Precedent Conditions for the First Drawdown Date .

The First Drawdown Date and the obligation of each of the Lenders to carry out the First Drawdown will be subject to the Administrative Agent has received on or before said date, the following documents, and that the following conditions have been met, as confirmed in writing by the Administrative Agent to the Borrower:

(a)            Loan Agreement . Each of the Lenders must have received this Loan Agreement duly signed by all parties with ratification of signatures before notary public of the Borrower and Joint Obligors.

(b)            Corporate Documents. The Administrative Agent must have received the following documents:

(i)	the Stock Pledge Agreement duly executed by the parties thereof, in terms of the form attached hereto as Exhibit "G", with ratification of signatures before a Notary Public, together with evidence of compliance with the provisions of subsection (q)(i) of Clause Eleventh of this Loan Agreement.

(ii)	the Promissory Notes corresponding to the First Drawdown of the Credit, signed by the Borrower, as subscriber, and the Joint Obligors, as guarantors.

(c)            Legal Opinion . The Administrative Agent must have received original copies of a legal opinion from Bufete Robles Miaja, SC , Mexican legal advisor to the Borrower, substantially in the format attached to this Loan Agreement as Exhibit "H-2" , addressed to the Structuring Agents, the Agents and Lenders, dated the First Drawdown Date .

(d)            Statements . Each and every one of the statements made by the Borrower and the Joint Obligors under this Loan Agreement must be true, complete and correct in all its substantial aspects on and after the First Drawdown Date .

(e)            Absence of Causes for Early Maturity . On the Date of First Drawdown, there must not exist and continue any Default or Cause of Early Maturity, nor any fact that with the passage of time or by given notice, or both, could constitute a Cause of Early Maturity.

(f)            Absence of Material Adverse Effect . There shall be (i) no judicial or arbitration proceedings, or proceedings before any Governmental Authority, pending or (of which the Borrower, the Joint Obligors or any of their respective Subsidiaries is aware) threatened against the Borrower, the Obligors Joint Members or any of their respective Subsidiaries that (1) could reasonably be expected to have a Material Adverse Effect or (2) could affect the legality, validity or enforceability of the Loan Documents, and (ii) have occurred before or as a consequence of the execution of the Loan Documents, no event or condition that has or could have a Material Adverse Effect .

(g)            Change in Political or Economic Situation . That at the First Drawdown Date no event has taken place that adversely and significantly affects the political, economic or social situation in Mexico, or the business in which the Borrower and the Initial Joint Obligors participate or in the financial markets or securities for Mexican or US borrowers or issuers.

(h)            Compliance with Laws . On the First Drawdown Date (i) there should be no law, regulation or decree that could impose adverse conditions relevant to the Loans and (ii) neither the signing of this Loan Agreement, nor the other Loan Documents nor any of the transactions contemplated in any of them may be in conflict or violate, or result in a Cause of Early Termination, in accordance with any contract, agreement or instrument to which the Borrower or any of the Initial Joint Obligors is a party or is bound.

(i)            Payment of Commissions and Expenses . The Administrative Agent must have received proof of payment by the Borrower of any commission and other expenses (including fees and expenses of the legal advisors of the Lenders and of the Agents) that have been generated on or before the Date of First Drawdown each with its own resources or resources from the First Drawdown Date.

3.            Conditions Precedent for the realization of Provisions . The obligation of each of the Lenders to make available to the Borrower the remaining percentage of the Loan in accordance with this Loan Agreement, and the right of the Borrower to make Drawdowns, are subject to the following conditions:

(a)            Notice of Disposition . The Administrative Agent must have received a Notification of Drawdown, duly signed by an Authorized Official of the Borrower in accordance with the terms provided in Clause Three, together with supporting documentation that evidences the use of the funds derived from any previous Drawdown for the purposes provided for in Clause Eleventh, subsection (k) of this Loan Agreement.

(b)            Payment of Commissions and Expenses . The Administrative Agent must have received proof of payment by the Borrower of any fees and other expenses (including fees and expenses of the legal advisors of the Lenders and of the Agents) that have been generated on or before the corresponding Drawdown Date.

(c)            Statements . Each and every one of the statements made by the Borrower and the Joint Obligors under this Loan Agreement must be true, complete and correct in all its aspects on the Disposition Date, as if said statements had been made on said date.

(d)            Absence of Causes for Early Maturity . On the Disposal Date, there must not exist and continue any Non-Compliance or Cause of Early Maturity, nor any fact that with the passage of time or by given notice, or both, could constitute a Cause of Early Maturity.

(e)            Absence of Material Adverse Effect . On the Disposal Date there shall be (i) no judicial or arbitration proceedings, or proceedings before any Government Authority, pending or (of which the Borrower, the Joint Obligors or any of their respective Subsidiaries is aware) threat thereof against the Borrower, the Joint Obligors or any of their respective Subsidiaries that (1) could reasonably be expected to have a Material Adverse Effect or (2) could affect the legality, validity or enforceability of the Loan Documents, and (ii) have occurred before or as a consequence of the execution of the Loan Documents, any event or condition that has or could have a Material Adverse Effect .

(f)            Compliance with Laws . On the corresponding Disposition Date (i) there must not be any law, regulation or decree that could impose adverse conditions relevant to the respective Provision and (ii) the respective Provision may not be in conflict or violate, or result in a Cause of Expiration In advance, in accordance with any contract, agreement or instrument to which the Borrower or any of the Joint Obligors is a party or is bound.

(g)           Promissory Note. Each Creditor must have received a Promissory Note signed in their favor by the Borrower, as debtor, and by the Joint Obligors, as guarantors, through their respective duly empowered legal representatives, documenting the amount of the respective Drawdown requested that corresponds to said Creditor. .

(h)           Payment of Commissions and Expenses. The Administrative Agent must have received proof of payment by the Borrower of any commissions and other expenses (including fees and expenses of the legal advisers of the Lenders and of the Agents) that have been generated on or before the date of the respective Disposition, either with its own resources or with resources from the First Drawdown.

FOURTEENTH. Causes of Early Maturity . Subject to the provisions of Clause Twentieth subparagraph (c) of this Loan Agreement, the Lenders may give up in advance the term for the payment of the Unpaid Balance of the Loan and its accessories (the Borrower and the Joint Obligors, in such case, being obliged to payment of the Unpaid Balance of the Loan and its accessories, including interest) and, if applicable, terminate its respective Commitment to carry out Loan Provisions, by means of a written statement delivered through the Administrative Agent to the Borrower and the Joint Obligors, in any of the following cases (each of said events, a " Cause of Early Maturity "), without the need for a lawsuit, resolution or judicial proceeding or other notification of any nature, to which the Borrower and the Joint Obligors expressly waive:

(a)            Failure to Pay . If the Borrower or the Joint Obligors do not make any payment of principal, interest or any other amount payable under this Loan Agreement or the Notes at maturity (whether scheduled, due to acceleration, early maturity or early payment).

(b)            Statements and Information . If any statement made by the Borrower or by the Joint Obligors in this Loan Agreement, or that is contained in any certificate, document or financial statement provided in accordance with this Loan Agreement, or any information or documentation provided by the Borrower or by the Obligors supportive in accordance with this Loan Agreement, is false, incorrect or misleading in any material respect (as of the date on which they were made, only with respect to any statement), and only in the case of any incorrect or misleading statement, information or documentation , if applicable, is not remedied within a period of 30 (thirty) calendar days from (i) the date on which any Authorized Official of the Borrower or any of said Joint Obligors, as the case may be, becomes aware of said error, or (ii) that the Administrative Agent, at the request of any of the Lenders, has notified the Borrower in writing of said error, whichever occurs first.

(c)            Specific Breaches . If the Borrower or any of the Joint Obligors, as the case may be, fails to comply with any of its obligations established in Clause Eleventh paragraphs (a), (b), (c)(i), (g), ( i), (j), (k), (q), (n), (o), (s) or (t) or in the Twelfth Clause.

(d)            Other Defaults . If the Borrower or any Joint Obligor, as the case may be, fails to comply with any obligation established in this Loan Agreement (other than those mentioned in subparagraphs (a) and (c) above), and said breach remains unremedied for a period of 30 (thirty) calendar days from (i) the date on which an Authorized Official of the Borrower becomes aware of said breach or (ii) that the Administrative Agent, at the request of any of the Lenders, has notified in writing to the Proof of said non-compliance, whichever occurs first.

(e)            Breach of Other Agreements . (i) if the Borrower, the Joint Obligors or any of their respective Subsidiaries do not pay, at maturity, whether conventional, by mandatory advance payment or in any other way, any amount due of principal or interest of any Debt of the Borrower , the Joint Obligors or their respective Subsidiaries (other than the Debt contracted in accordance with the Loan Documents), whose amount equals or exceeds, jointly or separately, the amount of $50,000,000.00 (fifty million Pesos 00/100) or its equivalent in any another currency, or (ii) if the Borrower, the Joint Obligors or any of their respective Subsidiaries defaults on, or incurs a cause of default with respect to, any Debt (other than the debt pursuant to the Loan Documents), and said default or cause of default has or may have the result of allowing the Lenders of said Debt to request the early maturity of said Deu gives whose amount equals or exceeds, jointly or separately, the amount of $ 50,000,000.00 (fifty million Pesos 00/100) or its equivalent in any other currency.

(f)            Judgments . If any sentence or sentences are issued that do not admit any appeal, regarding the payment of an amount that equals or exceeds, jointly or separately, the amount of $50,000,000.00 (fifty million Pesos 00/100) or its equivalent in any other currency, in against the Borrower, the Joint Obligors and/or one or more of their respective Subsidiaries, and said ruling or rulings are not invalidated, suspended, appealed or fully guaranteed within 45 (forty-five) calendar days following the date in which they were issued, unless their execution has been guaranteed or suspended or appealed through the filing of adequate and available procedural resources in accordance with the Applicable Law.

(g)            Insolvency . (i) If the Borrower or any of the Joint Obligors initiate any procedure or action (A) in accordance with any present or future law of any country (whether in Mexico or abroad) related to commercial bankruptcy, insolvency, bankruptcy, reorganization that has the purpose of requesting commercial insolvency, bankruptcy, insolvency, reorganization, restructuring, dissolution, liquidation or any other procedure of the same nature or (B) that requests the appointment of a liquidator, bankruptcy conciliator, auditor, inspector, custodian, conservator or any similar official with respect to all or a substantial part of its assets or if the Borrower or any of the Joint Obligors make a general assignment for the benefit of its Lenders, or (ii) if it is initiated against the Borrower or any of the Joint Obligors any proceeding or any action of the kind mentioned in subparagraph (i) above that (A) results in the issuance of a declaration of bankruptcy or insolvency or judicial order appointing officials to carry out functions related to the bankruptcy or insolvency or (B) that continues without being legally dismissed for a period of 60 (sixty) calendar days or (iii) if initiated against the Borrower or any of the Joint Obligors in accordance with any present or future law of Mexico or any other applicable country, any case, proceeding or other action seeking the issuance of a seizure order , execution, confiscation or similar process against all or a substantial part of its assets that results in an order for such purposes and that is not discharged, rendered ineffective or guaranteed pending legal appeal procedures within 60 (sixty) days following the date on which said order is issued; or (iv) if the Borrower or any of the Joint Obligors do not pay or are unable to pay their respective debts when due or if they admit in writing their inability and/or willingness to pay their debt in a generalized manner at their expiration.

(h)            Validity of the Loan Agreement . (i) If the Borrower or any of the Joint Obligors or their respective Subsidiaries challenge the validity or enforceability of the Loan Documents, or (ii) if any judicial, arbitral or administrative proceeding is initiated to challenge the validity or enforceability of any Document of the Credit, or (iii) if any obligation of the Borrower or the Joint Obligors in accordance with the Loan Documents ceases to be valid or enforceable or is declared unlawful.

(i)            Changes in the Corporate Structure . If relevant changes are made in the corporate structure of the Borrower or of any Joint Obligor without the prior written consent of the Administrative Agent.

(j)            Expropriation . If any Governmental Authority nationalizes, takes possession, intervenes or in any other way expropriates, all or a substantial part of the assets of the Borrower, any of the Joint Obligors or IBSA, or the shares issued by, or owned by the Borrower, of any of the Joint Obligors or IBSA, or performs any act that does not allow the Borrower, any of the Joint Obligors or IBSA to comply with any of their obligations under the Loan Documents.

(k)            Change of Control . If a Change of Control occurs without the prior written consent of the Administrative Agent.

(l)            Significant Adverse Effect . If any circumstance, event or condition occurs regarding the business, operations, assets, condition (financial or other) or a substantial part thereof of the Borrower, the Joint Obligors or IBSA, which results or is reasonably expected to result, individually or jointly, in a Material Adverse Effect.

(m)            Labor Matters . If the Borrower, any of the Joint Obligors or IBSA, is summoned by its workers to strike and said procedure is not rejected within a period equal to or less than 30 (thirty) Business Days after the date of notification of said procedure, or (ii) one or more procedures, actions or claims of a labor nature are initiated, to the extent that said strikes, claims, actions or procedures have, or could reasonably be expected to have, a Material Adverse Effect.

(n)            Extinction of Domain . If a domain forfeiture proceeding is initiated under the National Domain Forfeiture Law in the Borrower's contract, any of the Joint Obligors or IBSA, and said proceeding is not dismissed within a period equal to or less than 60 (sixty) calendar days after the date of notification of said procedure.

FIFTEENTH. Illegality; Increase in Costs . (a) If after the Signature Date of this Loan Agreement, any law, regulation, circular or other provision applicable to any of the Lenders or to any of their offices in charge of the administration and funding of their part of the Loan is modified, or the interpretation of any of the same is changed by any court or competent Governmental Authority and, as a consequence of the foregoing, it is illegal for said Creditor to make or maintain its part of the Credit, the Borrower, within 30 (thirty ) days following the request of said Creditor, will pay in advance directly to said Creditor, the unpaid balance of the part of the Loan that corresponds to him, without any penalty or cost of breaking, together with the accrued interest and the amounts that are required to compensate to said Creditor for any additional documented cost or expense incurred as a result of said advance payment from the date of the last payment of interest on the corresponding part of the Loan until the date of the corresponding advance payment. In the event that the Borrower has not disposed of the entire Credit, the respective Creditor's obligation to make exhibitions will be extinguished in the aforementioned cases, without notification or any responsibility for said Creditor. Any Creditor that receives a payment in accordance with the provisions of this subsection (a) shall not be required to distribute said payment among the other Lenders. Notwithstanding the foregoing, the illegality for any Creditor to make or maintain its part of the Loan in force will entitle the Borrower to terminate this Loan Agreement in advance without any liability on its part.

(b) If after the Signature Date of this Loan Agreement, any law, regulation, circular or other provision is modified (including, without limitation, requirements regarding the capitalization of any of the Lenders, reserves, deposits, ordinary contributions or extraordinary, taxes and other conditions, but excluding provisions related to income taxes or other similar taxes applicable to the Lenders (their assignees, participants or acquirers in terms of Clause Sixteen) in relation to their income or total assets in accordance with the laws, regulations and other legal provisions applicable in Mexico to any of the Lenders or to their parent company, to any of their offices in charge of the administration and funding of their part of the Loan or the interpretation is changed by any court or competent authority of any of the same, and as a consequence of any of the previous facts increased If the cost for said Creditor of making or keeping its part of the Loan in force is incurred, the Borrower may, at its option, pay the Unpaid Balance of the Loan without any liability on its part or penalty, in which case the Borrower will have a term of 6 (six) months to make such payment or, in the absence of such payment, the Borrower will pay said Creditor, at its request, in good faith, on the last day of the Interest Period in force in said Creditor. time or date that is 30 (thirty) Business Days after the request, whichever is later, the additional amounts, reasonable and verified, that are required to compensate such Creditor for said increase in cost or decrease in income. The request of the Creditor in question referred to above, will be accompanied by a certification from said Creditor specifying the causes of the increase in cost or decrease in income, as well as their respective calculations and, except for errors in said calculations , the determination of said Creditor will be conclusive and binding for the Borrower.

(c)            Each of the Lenders, before requesting the payments referred to in subparagraph (b) above, undertakes to make efforts to avoid a case of illegality or a case of increased costs or decreased income, in the event that all of this is possible, including through a change of its administrative offices of its Credit, and as long as this does not result in any cost to the corresponding Creditor ( unless the Borrower or the Joint Obligors are responsible for such costs); provided that said Creditor will not have the obligation to make such efforts if it determines in good faith and in a reasonable manner that they are disadvantageous.

SIXTEENTH. Discount; Assignments . (a)      Each Creditor is empowered to assign, participate or in any other way negotiate, even before the expiration of this Loan Agreement or any Note, part or all of its part of the Loan granted under this Loan Agreement and any Note, (i) prior to the occurrence and continuation of a Cause of Early Maturity, to any Financial Institution, with (A) the prior written consent of the Borrower, which may not be rejected or withheld without reason or just cause; in the understanding that , in the event that the Borrower does not object to said transfer in writing within 10 (ten) calendar days following the request for authorization of transfer delivered in writing to the Borrower, said transfer will be considered authorized by the Borrower, and (B) prior written notice to the Administrative Agent, and (ii) once a Cause of Early Termination occurs and continues, to any Person, by prior written notice to the Borrower and the Administrative Agent.

(b)            The Borrower undertakes, at the request of the corresponding Creditor, to substitute any Promissory Note issued in accordance with this Loan Agreement, in the event that said Creditor so requires due to assignments or participations made in accordance with this Clause. Notwithstanding the foregoing, the Borrower shall have no obligation to make said substitution if it is not against the delivery of the Promissory Note to be replaced.

(c)            Said assignments or participations shall not constitute any novation of the Loan granted under this Loan Agreement. Upon any such assignment or transaction, the authorized assignee or participant shall be deemed a “Lender” for purposes of this Loan Agreement and related documentation.

(d)            If any Creditor makes, or intends to make, an assignment, participation or partial or total discount of the corresponding part of the Credit, in the terms of this Clause, said Creditor may request, and the Borrower will be obliged, at its cost, to exchange the signed and delivered Note for one or several new Notes for lower principal amounts but that, together, are for a principal amount equal to the outstanding principal amount of the exchanged Note; provided that the legal costs and expenses of any assignee, participant or acquirer related to said assignment, participation or negotiation will be the responsibility of said assignee, participant or acquirer. Notwithstanding the foregoing, the Borrower will not have the obligation to carry out said substitution if it is not against the delivery of the Promissory Note to be exchanged or through a resolution of a competent authority.

(e)            Neither the Borrower nor the Joint Obligors may assign their rights or delegate their obligations under this Loan Agreement or the Notes, except with the prior written consent of all the Lenders.

(f)            None of the Lenders may transfer, or otherwise negotiate their portion of the Loan or the Notes, in a manner other than what is expressly established in this Loan Agreement.

SEVENTEENTH. Compensation . In the event that on any date on which the Borrower or the Joint Obligors must pay the Lenders any amount in accordance with this instrument and the Borrower or the Joint Obligors fail to comply with this payment obligation, the latter, to the extent permitted by the law, irrevocably authorize and authorize the Lenders to (1) charge any account that the Borrower or the Joint Obligors maintain with the Lenders, including, without limitation, deposits and/or demand, savings, term, provisional accounts or definitive, investment accounts whatever they may be, including especially the amounts that the fiduciary division of the Lenders maintains in favor of the Borrower or the Joint Obligors in accordance with any investment contract, and (2) offset any debt that the Lenders may have in their favor and at the expense of the Borrower or the Joint Obligors for any concept, precisely up to an amount of equal amount of the amount due and not paid to the Lenders, without the need for any requirement, notice or demand.

The Lenders will notify the Borrower and the Joint Obligors, as the case may be, as soon as possible, of any charge or compensation that they have made in accordance with what is permitted in this Clause; provided that the lack of said notification will not affect in any way the validity of said charge or compensation. The Lenders' right under this Clause is in addition to any other rights (including other rights of set-off) that the Lenders may have.

The Lenders agree that in the event that any of them makes a charge or compensation in accordance with the provisions of this Clause, the Creditor that made said charge or compensation will distribute to each of the other Lenders, a part of the resources that are taken by said Creditor equivalent to the participation of each Creditor in the Credit, calculated in accordance with Exhibit "B" , as appropriate ..

EIGHTEENTH. Loan Information ; Confidential Information .

1.            Loan Information. (a) In order to comply with the provisions of the Law to Regulate Loan Information Companies, the Borrower on this same date delivers to the Administrative Agent a letter of authorization duly signed by his/her attorney(s), the which is attached hereto as Exhibit "I", so that the Administrative Agent is authorized to make periodic inquiries to the credit information companies regarding the credit history of the Borrower, as well as to be empowered to provide said information companies credit information information about the Borrower.

(b)            In addition to the persons and authorities referred to in Articles 93 and 142 of the Loan Institutions Law, the Borrower and the Joint Obligors authorize the Lenders to disclose the information derived from the operations to which it makes This Loan Agreement refers to (i) the other financial entities that are members of the financial group to which each one belongs (to the extent permitted by the Loan Institutions Law), to the parent company, directly or indirectly, of the corresponding Creditor, (ii ) the regulatory Governmental Authorities of the parent company of the corresponding Creditor, (iii) Banco de México, (iv) the other persons with whom the corresponding Creditor contracts, in accordance with Clause Sixteen and (v) the persons who agree the parties in writing.

2.            Confidential Information . (a) The Borrower and each Joint Obligor undertakes to keep confidential the information that has been and is provided by the Agents and the Lenders (the “ Confidential Information ”). For the purposes of this Clause, Confidential Information will also be understood as: (i) the interest and participation of each of the parties in this Loan Agreement; and (ii) all Confidential Information that Agents and Lenders provided to the Borrower or any Joint Obligor in relation to the operation subject matter of this Loan Agreement, whether in written, oral, visual form, by samples or quotes or contained in electronic or magnetic media, optical discs, films, microfilms or other media or supports materials. All such information, regardless of the form in which it has been provided, must be considered as Confidential Information.

(b)            Notwithstanding the foregoing or any provision to the contrary contained in this Loan Agreement, Confidential Information shall not be considered to be information that (i) is or becomes known to the Borrower or any Joint Obligor by a source other than the Agents or the Lenders that is not subject to confidentiality obligations, but only with respect to the Borrower or Joint Obligor in question, as the case may be, (ii) is or becomes known to the general public, in a manner other than disclosure by the Borrower, any Joint Obligor and/or their respective representatives; (iii) was or is being developed independently by the Borrower, any Joint Obligor and/or their respective representatives, as the case may be, without using or making reference to the Confidential Information; (iv) the Borrower and the Administrative Agent agree, in writing, to make it public, (v) it must be disclosed in accordance with the applicable legislation or by order of a Government Authority and/or (vi) it is known by the Borrower or any previous Joint Obligor to the signature of the present without the character of confidentiality. For the purposes of this section, "representatives" shall be understood as the affiliates and subsidiaries of the Borrower or any Joint Obligor, as well as all their respective officers, directors, controllers, employees, representatives and advisers, their affiliates and subsidiaries, including among other lawyers, accountants, consultants and external financial advisers to whom the Borrower or said Joint Obligor may provide Confidential Information to the extent that said representatives require it to be known for purposes of the transaction subject matter hereof and in the understanding that the Borrower or Said Joint Obligor must ensure that its representatives assume the obligations contained in subsection 2 of this Clause and will be responsible to the Agents and Lenders for any breach of the provisions of subsection 2 of this Clause by its representatives.

(c)            The obligations established in this section will remain in force for the time this Loan Agreement is in force and for a term of 2 (two) years counted from its termination.

NINETEENTH. Executive Title . This Loan Agreement, together with the statement of account certified by the accountant of the Administrative Agent or any of the Lenders with respect to the part of the Loan that corresponds to them, constitute an executive title in terms of Article 68 of the Law of Loan Institutions.

TWENTIETH. Agents; Majorities . (a) Each of the Lenders in this act appoints (i) Scotiabank Inverlat, SA as the " Administrative Agent ", authorizing it to exercise such powers as commission agent in accordance with this Loan Agreement and the other Loan Documents, and ( ii) Banco Nacional de México, SA, a member of Grupo Financiero Banamex, Fiduciary Division as the "Guarantee Agent", authorizing it to exercise such powers as commission agent in accordance with subsection (q)(i) of Clause Eleventh of the this Loan Agreement and the Stock Pledge Agreement. With regard to any matters not mentioned or expressly contemplated in the Loan Documents, the Agents shall have no discretion and shall not be required to take or be required to take any action, but rather each Agent shall in any event refrain from acting (and be fully protected in acting or refraining from acting) and shall only act in accordance with prior instructions and in writing from the Lenders and said instructions will be binding on all Lenders under the terms of this Loan Agreement; in intelligence , however , Agents will not be required that undertake actions that expose them to civil liability before any third party or that are contrary to this Loan Agreement, the other Loan Documents or the Applicable Law. Agents, as applicable, they agree to immediately notify each Creditor of any notice, certificate or document delivered by the Borrower or the Joint Obligors in accordance with the terms of this Loan Agreement or any other Loan Document ; in the understanding that , in the case of any notice, certificate or document that is delivered to the respective Agent, as applicable, regarding the Notice of Deficiency in the Guarantee Capacity, the Amount of Restoration of the Guarantee Capacity, the request to the Lenders to carry out the delisting of the shares representing IBSA's Capital Stock and the Applicable Margin, said information must be notified and/or delivered by said Agent to the Lenders, as the case may be, no later than the next Business Day following the date of receipt of said information .

(b)            The Lenders in this act authorize and designate as their commission agent in accordance with the provisions of Articles 273 (two hundred and seventy-three) and 274 (two hundred and seventy-four) and any other applicable articles of the Commercial Code each Agent to celebrate, grant, complies with and demands compliance with any necessary or convenient agreements or instruments for the granting, improvement and execution of the Loan Documents.

(c)            Subject to the provisions of this Loan Agreement, any decision that the Lenders must take as a group in terms of what is established herein, must be made by the Lenders who jointly represent an amount equal to or greater than 66% (sixty-six percent) of the Unpaid Loan Balance, subject to the provisions of Clause Twenty-Six below .

(d)            The Agents and any of their Affiliates will have the same rights and powers under the Loan Documents as any other Creditor and may exercise or refrain from exercising said rights and powers, regardless of its obligations as Agents and their individual capacity shall not in any way limit their right to accept deposits, make loans and, in general, carry out any kind of business with the Borrower or any of its Affiliates.

(e)            The Agents may consult, with the authorization of the Lenders, and at the reasonable cost of the Lenders (except in the case of modifications, supplements or additions to the Loan Documents or in relation to the enforceability of their rights under the Loan Documents, in which case, said costs will be borne by the Borrower and Joint Obligors jointly and severally), with lawyers, independent public accountants and other experts that they select and will not be responsible for any action taken or omission in good faith, in accordance with the advice of said lawyers. , accountants or experts.

(f)            The Agents will be exempt from any liability, if they act in the terms of this Loan Agreement and the rest of the Loan Documents or following the instructions of the Lenders, otherwise, the Agents do not assume more obligations than those expressly agreed in this instrument and will not be responsible for the facts, acts or omissions of the parties, third parties or authorities that prevent or hinder compliance with the provisions of this Loan Agreement. The Agents will not have the obligation to supervise the actions of the Borrower or the Joint Obligors or to verify, study or review any communication received from the Borrower, the Joint Obligors or a third party in relation to this Loan Agreement.

(g)            The Agents, in this capacity, do not personally contract patrimonial obligations, nor will they be responsible in any way to respond with assets of their exclusive property, except in cases in which, in accordance with the applicable Mexican legislation, they are responsible for damages and damages for acting with gross negligence, fraud or bad faith as determined by the competent judicial authority through a conviction that is res judicata against the respective Agent, and in respect of which there is no extraordinary means of defense or a pending amparo proceeding. of resolution, and the respective Agent has not been granted the suspension of the execution of said sentence.

(h)            Each Creditor agrees to indemnify and release in peace and safe, based on their percentage of participation in the Total Amount of the Credit, the Agents for any loss or damage suffered by the Agents, their affiliates, subsidiaries and related companies, as well as their directors, officers, trustees, employees and representatives of the Agents and its affiliates and subsidiaries, in relation to any responsibility, damage, obligation, demand, sentence, transaction, requirement, expenses and/or costs of any nature, including reasonable and documented attorneys' fees, asserted against, as result of, imposed upon, or incurred by, by reason of, or as a consequence relating to or associated with its action and performance as an Agent in this Loan Agreement, or with acts or omissions carried out in accordance with this Loan Agreement or the rest of the Loan Documents, unless such damages or losses were the result of gross negligence, fraud or bad faith of the respective Agent; in the understanding that both the amount of said compensation, as well as the determination of whether the respective Agent acted with gross negligence, fraud or bad faith, must be quantified or determined, as the case may be, through a final judgment issued by a competent court.

(i)            The Agents may resign their position by written communication addressed to all the Lenders at least 60 (sixty) Business Days in advance. In said event, the Lenders will appoint a new Agent, which must be one of said Creditors or, in the absence thereof, a Mexican financial institution designated by unanimous vote of the Creditors with the consent of the Borrower, which may not be rejected, denied or withheld without reason or justified cause. Agents may only leave their position once the new agent has taken possession of it; in the understanding that, if within thirty (30) days following the resignation of the respective Agent, the Lenders have not designated the Agent successor, the respective resigning Agent may designate three (3) Financial Institutions from among which the Borrower will choose one to be the successor Agent. Promptly upon acceptance of office by any successor Agent, the successor Agent shall succeed to and be vested with all the rights, powers, privileges and duties of the respective resigning Agent and the latter shall be relieved of its Agent duties and obligations under this Loan Agreement .

(j)            Provided that a Cause of Early Maturity has been declared in accordance with the provisions of this Loan Agreement, the Lenders accept that any action that is promoted by the Lenders against the Borrower or the Joint Obligors derived from the breach of their respective obligations under any of the Loan Documents, will be promoted individually by each of them unless all the Lenders agree otherwise; in the understanding that , no Lender will assume any responsibility in relation to the actions carried out by the other Lenders individually or with respect to theirs.

(k)            Each Agent assumes only the obligations expressly established in this Loan Agreement and in the applicable Loan Documents.

The Agents will only have the powers and obligations expressly granted in this Loan Agreement, therefore they will not be empowered to act at their discretion, without prejudice to the obligations of the respective Agent that may arise according to the case, in accordance with the provisions of Articles 287 (two hundred and eighty-seven), 293 (two hundred and ninety-three) and 298 (two hundred and ninety-eight) of the Commercial Code.

TWENTY-FIRST. Notifications . (a) For the purposes of this Loan Agreement, each party indicates the following as their address to receive all kinds of notices, correspondence and notifications:

The Administrative Agent:

Scotiabank Inverlat, SA, Institucion de Banca Multiple,

Grupo Financiero Scotiabank Inverlat

Blvd. Manuel Avila Camacho 1, Floor 1

Col. Lomas de Chapultepec, CP 11009

Mexico City , Mexico

Attention: Rocio Medina Duran; Rodrigo Rico Casasola; Ernesto Martínez Rendón

Email: rocio.medina@scotiabank.com; rodrigo.rico@scotiabank.com; ernesto.martinez@scotiabank.com

The Guarantee Agent:

Banco Nacional de Mexico, SA,

Integrante de Grupo Financiero Banamex, División Fiduciaria

Torre Anseli, Avenida Revolución 1267,

Piso 11 Ventanilla Fiduciario

Attention: Erika Ivonne Uribe Melchor; Fabiola Alejandra Cinta Narváez

Email: erika.uribe@citibanamex.com; fabiola.cinta@citibanamex.com; instruyeFD@citibanamex.com

Lenders and Structuring Agents:

Banco Nacional de Mexico, SA,

Miembro de Grupo Financiero Banamex

Roberto Medellin 800

Col. Santa Fe, Alvaro Obregon Mayor's Office

Mexico City, Mexico, 01219

Attention: José Alberto Sordo Rossier

Email: jose.sordo@citibanamex.com

Scotiabank Inverlat, SA, Institucion de Banca Multiple,

Grupo Financiero Scotiabank Inverlat

Blvd. Manuel Avila Camacho 1, Floor 1

Col. Lomas de Chapultepec, CP 11009

Mexico City , Mexico

Attention: Rocio Medina Duran; Rodrigo Rico Casasola; Ernesto Martínez Rendón

Email: rocio.medina@scotiabank.com; rodrigo.rico@scotiabank.com; ernesto.martinez@scotiabank.com

Banco del Bajío, S.A., Institución de Banca Múltiple

Avenida Prado Sur 115,

Colonia Lomas de Chapultepec, C.P. 11000,

Alcaldía Miguel Hidalgo, Ciudad de México

Attention: Eduardo Torres Ruiz / Juan David Estrada Sesento

Email: etorres@bb.com.mx / destrada@bb.com.mx

Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte

Prolongación Paseo de la Reforma 1230,

Colonia Cruz Manca, C.P. 05349

Ciudad de México, México

Attention: Ari Guillermo Reyes Urban

Email: ari.reyes.urban@banorte.com

The Borrower and the Joint Obligors:

Edificio del Noroeste, SA de CV

Bosque de Alisos 47-A 1st Floor A2-11,

Bosque de las Lomas, 05120,

Mexico City

Phone: (55) 1105-1300

Attention: Rafael Robles Miaja

Email: rrobles@roblesmiaja.com.mx

Joint Obligors

Bosque de Alisos 47-A 1st Floor A2-11,

Bosque de las Lomas, 05120,

Mexico City

Phone: (55) 1105-1300

Attention: Rafael Robles Miaja

Email: rrobles@roblesmiaja.com.mx

(b)            All notices and notifications made under this Loan Agreement will be sent in writing and will take effect at the time they are delivered to the recipient, and, in the case of notifications by any electronic means, at the time that they are transmitted and the corresponding acknowledgment of receipt is obtained.

(c)            As long as a change of address is not notified in writing, the notices, notifications and other judicial and extrajudicial proceedings that are made at the addresses indicated, will take full effect.

TWENTY SECOND. Applicable Legislation . This Loan Agreement will be governed by and interpreted in accordance with the federal laws of Mexico.

TWENTY THIRD. Jurisdiction . For everything related to the interpretation and fulfillment of the obligations derived from this Loan Agreement, the parties submit to the jurisdiction and competence of the federal courts located in Mexico City, Mexico, renouncing any other jurisdiction that may correspond to them due to your present or future address or any other reason.

TWENTY FOURTH. Costs and Expenses . The Borrower will pay the Agents and to the Lenders, through the Administrative Agent, any reasonable and duly documented and agreed cost or expense, related to, or derived from, the execution of this Loan Agreement, including costs and expenses of external legal advisors of the Agents. and of the Lenders, as well as expenses and notarial rights, incurred for the preparation and execution of this Loan Agreement, any Promissory Note or any other Loan Document. In addition, the Borrower will pay the Agents and to the Lenders, within 30 (thirty) calendar days immediately following the date on which it is requested by any of them, any reasonable and duly documented and agreed expenses and fees of legal advisors, incurred by any modification or waiver of this Loan Agreement, any Promissory Note or any other agreement or document entered into hereunder, as well as any reasonable and duly justified and agreed cost or expense, if any, in connection with the fulfillment or execution of the Loan Documents , except as otherwise provided in this Loan Agreement.

TWENTY FIFTH. Compensation . The Borrower and the Joint Obligors jointly and severally agree to (i) indemnify the Agents, the Structuring Agents, each of the Lenders, their respective Affiliates and their respective directors, officers, employees, attorneys-in-fact, lawyers and agents who participated in the negotiation, preparation and implementation of the Loan Documents and employees (each, an “ Indemnified Person ”) against any reasonable demands, damages, losses and expenses (including, without limitation, fees and expenses of a firm of outside counsel in each relevant jurisdiction), incurred or exercised against an Indemnified Person (including, without limitation, in connection with any investigation, litigation or hearing or the preparation of a defense thereof), in each case, determined by final judgment of a competent court that does not admit appeal, derived from or in relation to or by reason of this Loan Agreement, its participation in the granting of the Credit, the Loan Documents or the operations contemplated in this Loan Agreement or the actual or proposed use of the Loan resources, except in cases of intent, negligence or bad faith on the part of any Indemnified Person, as determined by a resolution issued by a competent court in a final judgment that has caused status, in which case, said obligation will end with respect to said Indemnified Person, and (ii) reimburse the amounts derived from said demands, damages, losses, liabilities and expenses within the 30 (thirty) Business Days after the written request received from the corresponding Indemnified Person (together with the documentation that supports the claim for reimbursement) .

The obligations of the Borrower and the Joint Obligors under this Clause Twenty-Fifth shall remain in force even after the termination of this Loan Agreement.

TWENTY SIXTH. Modifications and Waivers . (a) Any modification to this Loan Agreement, the Promissory Notes or any other Loan Document, will only be considered valid if it is made in writing, subject to the provisions of subsection (b) below, signed by the Lenders or the respective Agent on behalf of the Lenders, the Borrower and the Joint Obligors. Any waiver of rights or obligations hereunder will only be valid if, subject to the provisions of subsection (b) below, they are in writing signed by the Lenders or the respective Agent. on behalf of the Lenders. If any Creditor, or the Lenders as a group, do not exercise or delay in the exercise of any right under this or any Note, it should not be considered, for that fact, that the Lenders or the respective Agent, as the case may be, have waived the exercise of their rights.

(b) Any modification or waiver to this Loan Agreement, the Promissory Notes or any other Loan Document, must be authorized by the Lenders that jointly represent an amount equal to or greater than 66% (sixty-six percent) of the Unpaid Balance of the Credit, unless said modification is in relation to any of the following aspects, in which case said modification must be authorized by the Lenders that represent 100% (one hundred percent) of the Unpaid Balance of the Credit:

(i)	the modification of the Total Amount of the Credit;

(ii)	the modification of the Interest Payment Dates, the Principal Payment Dates or the Maturity Date;

(iii)	reduce the Unpaid Balance of the Loan, or in any other way reduce the amounts payable by the Borrower in accordance with the Loan Documents;

(iv)	the modification to the scheme according to which interest is calculated (including, without limitation, the Applicable Margin) on the principal amount of the Credit;

(v)	the modification of Exhibit “B” or of the participation of each one of the Lenders in the Loan and the right of each one of said Lenders to receive the proportional payments that correspond to them according to this Loan Agreement and the Notes;

(vi)	the total or partial release of (x) the joint obligation by any of the Joint Obligors, or (z) the Lien constituted in accordance with the Securities Pledge Agreement;

(vii)	the delisting of the representative shares of IBSA's Capital Stock referred to in Clause Twelfth, paragraph (l) of this Loan Agreement; Y

(viii)	the modification of subsection (c) of Clause Twentieth and this Clause Twenty-Six.

Notwithstanding the foregoing, the parties expressly acknowledge and agree that neither the Borrower nor the Joint Obligors shall have the obligation to verify that the respective Agent has obtained the authorizations in accordance with Clause Twentieth paragraph (c) and the provisions of this Clause, to act in accordance with this Loan Agreement and said lack of authorizations does not affect the validity of the agreements and documents signed by the respective Agent on behalf of the Lenders under this Loan Agreement.

Any modification to this Loan Agreement, the Notes or any other Loan Document in relation to the obligations, responsibilities or powers of the respective Agent, must be previously authorized by said Agent.

TWENTY SEVENTH. Permitted Investments . The Lenders in this act they expressly instruct and authorize the Administrative Agent to invest, any existing amount in the account(s) in the name of the Administrative Agent, in accordance with the following (the “ Allowed Investments ”): (i) the maximum investment terms will be 30 (thirty) days; (ii) the investments will be made in the currency in which the liquid resources are denominated; (iii) in all cases in which the Administrative Agent carries out investment operations , Scotiabank Inverlat, SA 's own treasury will act as counterparty , and (iv) the Administrative Agent Administrative will carry out the investments in the securities that are available in the market at the time of the investment, in the order indicated below, with the understanding that what is established in this Clause will be considered by the Parties as a permanent instruction until the Administrative Agent do not receive written instructions from the Lenders to invest such existing amounts:

(a)            Government securities in terms of Bank of Mexico regulation, as well as those securities guaranteed or endorsed by the United Mexican States, whose term to maturity is equal to or less than one year.

(b)            Bank deposit securities registered in the National Securities Registry that have a rating granted by a securities rating institution equal to "AAA" or its equivalent, whose maturity is equal to or less than one year, and at maturity liquidate an amount at least equal to the principal invested.

(c)            Securities that have a rating granted by a securities rating institution equal to "AAA" or its equivalent, whose maturity is equal to or less than one year, and at maturity settle an amount at least equal to the principal invested. .

(d)            Optional titles issued by financial entities that are part of the same financial group, business group or consortium as the Administrative Agent or issued by issuers that have a rating granted by a securities rating institution equal to "AAA", or its equivalent. , whose maturity period is equal to or less than one year, and at maturity they settle an amount at least equal to the principal invested.

(e)            Structured securities, whose maturity period is equal to or less than one year and that settle, at maturity, an amount at least equal to the invested principal payment, and that the entity that supports the invested principal has a rating granted by any securities rating institution equal to "AAA", or its equivalent.

(f)            Securities that are debt instruments in charge of legal entities or trusts, whose maturity is equal to or less than one year, and that have a rating granted by a securities rating institution equal to "AAA", or its equivalent.

(g)            Shares of investment funds whose assets are exclusively the securities referred to in subparagraphs (a) and (f) above, or shares of investment funds in debt instruments that are classified according to the duration of their assets. object of investment as short or medium term in accordance with the legal provisions applicable to investment funds.

(h)            The Administrative Agent has not provided nor will it have the responsibility to provide any advice to the Parties regarding the convenience or inconvenience of investing, buying, selling, maintaining, taking or not taking any investment instrument.

(i)            The Agent Administrative does not assume any responsibility for the actions of third parties that intervene in the advice, management and / or custody of said existing amounts and that have been designated by the parties to this Loan Agreement.

Of the Operations with the Institution itself . In this act, the Lenders expressly approve and authorize the Administrative Agent so that, in compliance with this Loan Agreement, it may enter into operations with

Scotiabank Inverlat, SA itself, acting on its own account, among which, but not limited to, is the investment of resources, opening of accounts for the receipt of funds and foreign exchange trading, with this Clause being understood as a permanent instruction.

In the execution of the operations carried out by Scotiabank Inverlat, SA, acting on its own account and in its capacity as Administrative Agent, said operations may not be offset or extinguished due to confusion. Likewise, the Administrative Agent states that there is no direct dependency between him and the Treasury area of the institution itself and that he will carry out the operations referred to in this Clause strictly subject to his internal policies, to the rules of conflict of interest and to sound financial practices.

TWENTY EIGHTH. Legal Prohibitions . In accordance with the provisions of subsection b, section XIX, of Article 106 of the Loan Institutions Law, the Administrative Agent declares that it unequivocally explained to the Lenders the value and legal consequences of said fraction that in the leading part says:

“ARTICLE 106.- Loan institutions will be prohibited from:

...

XIX. In carrying out the operations referred to in section XV of article 46 of this Law:

...

b) Respond to the settlors, principals or principals, for the default of the debtors, for the credits that are granted or of the issuers, for the securities that are acquired, unless it is their fault, as provided in the final part of the article 391 of the General Law of Securities and Loan Operations, or guarantee the perception of yields for the funds whose investment is entrusted to them.

If at the end of the trust, mandate or commission constituted for the granting of credits, these have not been settled by the debtors, the institution must transfer them to the trustor or trustee, as the case may be, or to the principal or principal, refraining from covering their amount. .

In the trust, mandate or commission contracts, the provisions of this subsection and a declaration of the trustee in the sense that it unequivocally made its content known to the people from whom it has received assets or rights for its fiduciary affectation will be inserted in a conspicuous manner;

...

Any agreement contrary to the provisions of the preceding paragraphs will be null... ”

TWENTY NINTH . Risk Management .

(a)            The Borrower and each of the Joint Obligors acknowledge that the Agents, the Structuring Agents and the Lenders are obliged to, and may take any action they deem convenient (at their reasonable discretion) to comply with their Compliance Obligations in related to the detection, investigation and prevention of Financial Crimes (the “Actions for the Management of the Risk of Financial Crime”), in observance and compliance with the Applicable Law. Said actions, without interrupting the normal operation of the Borrower, the Joint Obligors or Subsidiaries, among others, may include: (i) monitor, intercept and investigate any instruction, communication or request, including any disposition request, or any payment or transfer made by, or in favor of any of the Borrower or the Joint Obligors, (ii) investigate the origin of, or the recipient of any funds, (iii) combine the information of the Borrower and/or the Joint Obligors with other related information that is in possession of the financial group to which any of the Lenders belongs respectively, as applicable and in accordance with the applicable legal limitations, and/or (iv) carry out additional investigations on the status, characteristics or quality of the Borrower and/or the Joint Obligors in connection with any international sanctions regime. Likewise, the Agents, the Structuring Agents and the Lenders may, subject to the limitations established in the applicable laws and international treaties, cooperate with local or foreign Government Authorities, through the mechanisms permitted under the applicable laws and regulations, to carry out Carry out Actions for Financial Crime Risk Management or for any other purpose.

(b)            The Borrower and the Joint Obligors acknowledge that, to the extent permitted by the applicable legal provisions, neither the Agents, nor the Structuring Agents, nor the Lenders, nor any other entity of the financial group to which any of them belongs, will be responsible against the Borrower, the Joint Obligors, or against any third party, for any damage or loss incurred as a result of the delay, or as required under applicable law, the blocking, suspension or cancellation of any act that must be carried out in accordance with to this Loan Agreement as a result of the Actions for the Management of Financial Crime Risk.

THIRTY. Exemplars . This Loan Agreement may be signed in the number of copies determined by mutual agreement between the parties thereof, which shall constitute the same instrument.

THIRTY FIRST. Headers . The parties agree that the headings of each of the Clauses of this Loan Agreement are for reference purposes only and will not affect the meaning or interpretation of this Loan Agreement.

THIRTY SECOND. Annexes . The parties agree that the Annexes form an integral part of this Loan Agreement as if they had been included in it, and that this Loan Agreement shall be interpreted taking into account the content of said Annexes.

THIRTY-THIRD. Complaint . Under the terms of article 294 of the General Law of Securities and Loan Operations, each of the Lenders reserves the right to restrict the Drawdown Period and/or the amount of the Total Amount of the Credit, at the same time by means of a simple written communication. addressed to the Borrower, consequently limiting or extinguishing, as the case may be, the latter's right to make use of the undrawn balance of the Total Loan Amount.

THIRTY FOURTH. Fortuitous Event and Force Majeure . Under the terms of article 2111 of the Federal Civil Code and its correlative articles in the civil codes of each of the Federal Entities of Mexico, the Borrower and the Joint Obligors will be obliged to comply with each and every one of their payment obligations derived from this Loan Agreement, even in a fortuitous event or force majeure.

[SIGNATURE SHEETS BELOW]

This Loan Agreement is signed on the [●] day of October 2022 in Mexico City, Mexico.

THE BORROWER

EDIFICIO DEL NOROESTE, SA DE CV

By: Armando Ramos Castro Position: Legal Representative

THE JOINT OBLIGORS

GRUPO BURSÁTIL MEXICANO, S.A. DE C.V., CASA DE BOLSA,

como Fiduciario del Fideicomiso

Número F/000239

By: Natalia Saldate Durón

Position: Fiduciary Delegate

By: Abigail López Barry

Position: Fiduciary Delegate

GRUPO BURSÁTIL MEXICANO, S.A. DE C.V., CASA DE BOLSA,

como Fiduciario del Fideicomiso

Número F/000118

By: Natalia Saldate Durón

Position: Fiduciary Delegate

By: Abigail López Barry

Position: Fiduciary Delegate

THE ADMINISTRATIVE AGENT

SCOTIABANK INVERLAT, SA, INSTITUCION DE BANCA MULTIPLE,
GRUPO FINANCIERO SCOTIABANK INVERLAT

By: Fabiola Pacheco Vaca

Position: Legal Representative

By: Luis Michel Lugo Piña

Position: Legal Representative

THE GUARANTEE AGENT

BANCO NACIONAL DE MEXICO, SA,

INTEGRANTE DEL GRUPO FINANCIERO BANAMEX,

DIVISION FIDUCIARIA

By: Patricia Regina Aguilar Velásquez

Position: Fiduciary Delegate

By: Nadia Olivia Uribe Uribe

Position: Fiduciary Delegate

THE LENDERS

BANCO NACIONAL DE MÉXICO, SA, A MIEMBRO DEL GRUPO
FINANCIERO BANAMEX

By: Luis Brossier Márquez

Position: Legal Representative

By: José Alberto Sordo Rossier

Position: Legal Representative

SCOTIABANK INVERLAT, SA, INSTITUCION DE BANCA MULTIPLE,
GRUPO FINANCIERO SCOTIABANK INVERLAT

By: Fabiola Palacio Vaca

Position: Legal Representative

By: Luis Michel Lugo Piña

Position: Legal Representative

BANCO DEL BAJÍO, S.A., INSTITUCION DE BANCA MULTIPLE,

By: José Noé López Sosa

Position: Legal Representative

BANCO MERCANTILE DEL NORTE, S.A., INSTITUCION DE BANCA MULTIPLE,

GRUPO FINANCIERO BANORTE

By: Carlos Alberto Vázquez Kuri

Position: Legal Representative

By: Ari Guillermo Reyes Urban

Position: Legal Representative